Exhibit 10.22

***Text Omitted and Filed Separately with the Securities and Exchange Commission.

Confidential Treatment Requested under 17 C.F.R. Sections 200.80(b)(4) and 230.406

Execution Copy

DISTRIBUTION AND LICENSE AGREEMENT

BY AND BETWEEN

GW PHARMA LTD

AND

NOVARTIS PHARMA AG

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION	3

2.	LICENSES AND OTHER GRANTS	12

3.	GOVERNANCE	15

4.	DEVELOPMENT AND PRODUCT INFORMATION	17

5.	SUPPLY OF PRODUCT TO NOVARTIS	19

6.	REGULATORY AFFAIRS AND COMMERCIALIZATION	19

7.	FINANCIAL PROVISIONS	26

8.	INTELLECTUAL PROPERTY	34

9.	CONFIDENTIALITY	38

10.	TERM AND TERMINATION	41

11.	EFFECTS OF TERMINATION	43

12.	REPRESENTATIONS, WARRANTIES AND COVENANTS	45

13.	INDEMNIFICATION; LIABILITY	49

14.	GENERAL PROVISIONS	51

Exhibit A:                                         GW Technology and GW Trademarks

Exhibit B:                                         Sativex

Exhibit C:                                         Territory

Exhibit D:                                         LATAM

Exhibit E:                                          Form of Invoice

Exhibit F:                                           Key Manufacturing and Supply Terms

DISTRIBUTION AND LICENSE AGREEMENT

This Distribution Agreement (“Agreement”) is entered into as of 8th April 2011 (“Effective Date”) by and between GW Pharma Ltd, a company incorporated under the laws of England and Wales (Company No. 03704998), whose registered office is at Porton Down Science Park, Wiltshire SP4 03Q (hereinafter referred to as “GW”) and Novartis Pharma AG, a company incorporated under the laws of Switzerland, with a place of business at Lichtstrasse 35, Basel, CH-4002 Switzerland, (hereinafter referred to as “Novartis”).  GW and Novartis may hereinafter be referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS, GW and its Affiliates have developed, and have the rights to promote, market, sell and/or otherwise distribute, Products in the Territory;

WHEREAS, Novartis is engaged in the business of pharmaceutical manufacturing, clinical testing, importation, and distribution and has the capability, experience, facilities and resources to import, distribute, and sell Products in the Territory; and

WHEREAS, Novartis wishes, and GW is willing to appoint Novartis, to package and label Botanical Drug Products and test, import, distribute and sell the resulting Products in the Territory in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, GW and Novartis agree as follows:

1.                                      DEFINITIONS AND INTERPRETATION

1.1                               Definitions.  For the purposes of this Agreement, the following terms will have the following meanings:

“Accounting Standards” means, with respect to each Party, the IFRS (International Financial Reporting Standards), in each case, as generally and consistently applied throughout such Party’s organization.

“Affiliate” means, with respect to a Party, any Person that controls, is controlled by, or is under common control with that Party.  For the purpose of this definition, “control” shall mean direct or indirect ownership of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or fifty percent (50%) or more of the equity interest in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby the entity or person controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity, or the ability to cause the direction of the management or policies of a corporation or other entity.  In the case of entities organized under the Laws of certain countries, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and in such case such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management and policies of such entity.

“Alliance Manager” has the meaning set forth in Section 3.1.

“Almirall” means Almirall, S.A. a company incorporated in Spain whose principal place of business is General Mitre 151, 08022 Barcelona, Spain.

“Almirall Agreement” means the Product Commercialisation and Supply Consolidated Agreement effective 6 June, 2006, between GW and Almirall.

“Almirall Territory” means Albania, Andorra, Austria, Belgium, Bosnia-Herzegovina, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Iceland, Ireland, Italy, Latvia, Liechtenstein, Lithuania, Luxembourg, Malta, Macedonia, Monaco, Norway, Poland, Portugal, Romania, San Marino, Serbia and Montenegro, Slovakia, Slovenia, Spain, Sweden, Switzerland, The Netherlands, Turkey and the Vatican City.  For clarity the Almirall Territory does not include Great Britain, Northern Ireland, the Channel Islands or the Isle of Man.

“Back-up Product” means a pharmaceutical product containing the Botanical Drug Substances as the sole active ingredients (as identified in the relevant Marketing Approval) but in a ratio which is different from Sativex *** (i) spasticity in MS, (ii) cancer pain or (iii) any other indication for which Sativex receives a Marketing Approval from a Regulatory Authority during the Term.

“Baseline Sales” means, on a country-by-country basis, the aggregate Net Sales of Product sold by Novartis, its Affiliates and Sublicensees in such country in the twelve (12) consecutive months immediately preceding the first arm’s length sale of any Competitive Product by a Third Party for use or consumption in such country.

“Botanical Drug Product” or “BDP” means fully formulated bulk, vialled Product comprised of BDS and excipients (i.e. propylene glycol, ethanol and peppermint flavoring) filled into 10ml vials ready to be packaged and labeled.

“Botanical Drug Substances” or “BDS” means two liquid carbon dioxide extracts of a chemically and genetically characterized cannabis plant, (i) in one case containing THC as the principal cannabinoid and (ii) in the other case containing CBD as the principal cannabinoid.

“Botanical Raw Material” or “BRM” means the dried aerial parts, harvested at the end of the flowering period, of *** of *** bred to maximise yield and dominance for a specific cannabinoid (either *** or ***). Each BRM yields *** type of BDS.

“Business Day” means a day which is not a Saturday, Sunday or a public holiday in the UK or in Switzerland.

“CBD” means cannabidiol and cannabidiolic acid.

“Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on 31st March, 30th June, 30th September and 31st December.

“Calendar Year” means a period of twelve (12) consecutive calendar months ending on 31st December.

“Change of Control” means any of the following events:  (a) any Third Party (or group of Third Parties acting in concert) becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the total voting power of the stock then outstanding of GW normally entitled to vote in elections of directors; (b) GW consolidates with or merges into another corporation or entity, or any corporation or entity consolidates with or merges into GW, in either event pursuant to a transaction in which more than fifty percent (50%) of the total voting power of the stock outstanding of the surviving entity normally entitled to vote in elections of directors is not held by the parties holding at least fifty percent (50%) of the outstanding shares of GW preceding such consolidation or merger; or (c) GW conveys, transfers or leases all or substantially all of its assets to any Third Party.

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“Claims” means all Third Party demands, claims, actions, proceedings and liability (whether criminal or civil, in contract, tort or otherwise) for losses, damages, reasonable legal costs and other reasonable expenses of any nature whatsoever.

“Commercialize” means to market, promote, distribute, import, export, offer to sell and/or sell Product and/or conduct other Commercialization activities, and “Commercialization” means commercialization activities relating to Product, including activities relating to marketing, promoting, distributing, importing, exporting, offering for sale and/or selling Product, customer service and support, and Phase IV clinical studies conducted for purposes other than obtaining or maintaining any Marketing Approval.

“Commercialization Plan” means the annual plan for the Commercialization of Products in the Key Countries and the rest of the Territory as a whole prepared by Novartis for its own purposes and in accordance with its procedures and protocols, the content of which shall be determined by Novartis in its sole discretion from time to time, which plan shall include Novartis’ then-current forecasts for sales of the Products in the Field in the Territory, marketing strategy plans for Product launch, planned promotional activities with respect to the Products in the Field in the Territory.

“Commercially Reasonable Efforts” means the expenditure of those efforts and resources used consistent with the usual practice of Novartis in pursuing the Regulatory Approval and commercialization of its other pharmaceutical products with similar market potential in the Territory to Product, including through the appointment of Sublicensees and Subcontractors.

“Competitive Product” means any botanical or synthetically derived product, other than a Product, that contains a combination of THC and CBD as the sole principal cannabinoids, for use in the treatment of spasticity in MS, cancer pain or any other indication for which Sativex receives a Market Approval from a Regulatory Authority during the Term.

“Confidential Information” means all know-how and other proprietary information and data including that of a financial, commercial or technical nature which the disclosing Party or any of its Affiliates has supplied or otherwise made available to the other Party or its Affiliates, whether made available orally, in writing or in electronic form, including information comprising or relating to plans, strategies, concepts, discoveries, inventions, data, designs or formulae in relation to the Product or this Agreement.

“Control” or “Controlled” means, with respect to any Know How, Patent Rights, other intellectual property rights, or any proprietary or trade secret information, the legal authority or right (whether by ownership, license or otherwise) of a Party to grant a license or a sublicense of or under such Know How, Patent Rights, or intellectual property rights to another Person, or to otherwise disclose such proprietary or trade secret information to another Person, without breaching the terms of any agreement with a Third Party, or misappropriating the proprietary or trade secret information of a Third Party.

“Develop” or “Development” means all drug development activities, including test method development and stability testing, assay development and audit development, toxicology, formulation, quality assurance/quality control development, statistical analysis, clinical studies (other than Phase IV clinical studies conducted for purposes other than obtaining or maintaining any Marketing Approval), and expressly excluding packaging development, and the preparation, filing and prosecution of applications for Marketing Approval (and other Regulatory Approvals).

“eCTD” means electronic common technical document.

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“EMA” means the European Medicines Agency or any successor entity thereto.

“Encumbrance” means any claim, charge, equitable interest, hypothecation, lien, mortgage, pledge, option, license, assignment, power of sale, retention of title, right of pre-emption, right of first refusal or security interest of any kind.

“European Union” means the European Union Member States as they exist from time to time.

“Exclusive Negotiation Period” means, subject to Section 2.5(b), the period commencing on *** and ending on ***.

“Extreme Supply Failure” means the failure by GW to deliver any amount of Novartis’ properly forecast and ordered (in accordance with the Manufacturing and Supply Agreement) requirement of BDP or BDS (as applicable in the circumstances) (excluding any delivery of deviations or non-conforming Product) over six (6) consecutive deliveries.

“Field” means treatment, prevention and diagnosis of all indications in humans and animals.

“First Commercial Sale” means, with respect to any Product, the first arm’s length sale to a Third Party for use or consumption of any such Product in a country.

“GW Patents” means the Patent Rights within GW Technology.

“GW Technology” means the Patent Rights identified on the attached Exhibit A and all other Patent Rights, plant breeders’ rights/plant variety rights, industrial design rights and similar rights, and Know-How Controlled by GW or its Affiliates as of the Effective Date or thereafter during the Term, including any Resulting Intellectual Property owned or Controlled by GW, that are reasonably necessary or useful for (i) the use, or Commercialization of any Product in the Field in the Territory and/or (ii) in the instance where Novartis is granted a license pursuant to Section 2.1(b) only, the manufacture of BDP.  For clarity, GW Technology does not include the Otsuka Patents.

“GW Trademarks” means the name Sativex and associated trademarks identified on Exhibit A, and any other trademarks, trade names, service marks, whether registered or unregistered, and all applications for the same, that GW registers to use, specifically in connection with the Product in the Territory pursuant to Section 6.3(a).

“Insolvency Event” means, in relation to either Party, any one of the following:  (a) that Party becomes insolvent; (b) that Party is the subject of voluntary or involuntary bankruptcy proceedings instituted on behalf of or against such Party (except for involuntary bankruptcy proceedings which are dismissed within sixty (60) days); (c) an administrative receiver, receiver and manager, interim receiver, custodian, sequestrator or similar officer is appointed in respect of that Party; (d) a notice shall have been issued to convene a meeting for the purpose of passing a resolution to wind up that Party, or such a resolution shall have been passed other than a resolution for the solvent reconstruction or reorganization of that Party; (e) a resolution shall have been passed by that Party or that Party’s directors to make an application for an administration order or to appoint an administrator; or (f) that Party takes any step (including starting negotiations) with a view to readjustment, rescheduling or deferral of any part of that Party’s indebtedness, or proposes or makes any general assignment, composition or arrangement with or for the benefit of all or some of that Party’s creditors or makes or

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suspends or threatens to suspend making payments to all or some of that Party’s creditors or the Party submits to any type of voluntary arrangement.

“Insolvency Officer” shall mean a receiver, administrative receiver, administrator, liquidator, trustee, nominee or supervisor in respect of a company voluntary arrangement or scheme of arrangement or any other similar official that it would be possible to appoint under applicable insolvency law to or over the assets of a company or other legal entity.

“Insolvency Proceeding” shall mean in respect of a company or other legal entity (i) the appointment of an Insolvency Officer or (ii) such company or legal entity becoming subject to a company voluntary arrangement, a scheme of arrangement or other composition or arrangement with or for the benefit of all or substantially all of such entity’s creditors.

“Intellectual Property” means any of the following rights in any jurisdiction:  (1) patents and patent applications, industrial design rights and similar rights; (2) trademarks, service marks, trade dress, corporate, trade, and business names, domain names, and other indicia of origin whether registered or unregistered, and all applications for the same and all associated goodwill; (3) all works of authorship, whether registered as copyrights or unregistered, all pending applications for the same and all associated moral rights and special rights of authorship; and (4) Know-How, trade secrets or other proprietary and confidential information.

“Joint Steering Committee” or “JSC” means the committee established as set forth in Section 3.2.

“Key Countries” means ***.

“Know-How” means all technical information, know-how and data, including inventions (whether patentable or not), discoveries, trade secrets, specifications, instructions, processes, formulae, materials, expertise and other technology applicable to compounds, formulations, compositions, products or to their manufacture, development, registration, use or commercialization or methods of assaying or testing them or processes for their manufacture, formulations containing them, compositions incorporating or comprising them and including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, preclinical and clinical data, instructions, processes, formulae, expertise and information, regulatory filings and copies thereof, relevant to the development, manufacture, use or commercialization of and/or which may be useful in studying, testing, development, production or formulation of products, or intermediates for the synthesis thereof.

“LATAM Region” means each of the countries listed on Exhibit D to this Agreement.

“Launch” means with respect to any country in the Territory, the date following Marketing Approval in such country on which Novartis, its Affiliates, Sublicensees or Subcontractors commence (i) active detailing of the first Product to medical professionals in a country with prescribing authority; and/or (ii) active advertising and promotion of the first Product, to the extent permitted by applicable Laws in the country in question.

“Laws” shall mean all laws, statutes, rules, regulations, orders, judgments, injunctions and/or ordinances of any governmental authority.

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“Major EU Countries” means the United Kingdom, Spain, Italy, Germany and France.  “Major Markets” means the United States and each of the Major EU Countries.

“Manufacturing and Supply Agreement” means the Manufacturing and Supply Agreement to be entered into by and between the Parties within ninety (90) days of the Effective Date, along with such related quality and technical agreements as may be referenced therein.

“Marketing Approval” means all Regulatory Approvals required from Regulatory Authority(ies) in a country other than Pricing and/or Reimbursement Approvals.

“Milestones” means the milestones relating to the Products as set forth in Section 7.2.

“Milestone Payments” means the payments to be made by Novartis to GW upon the achievement of the corresponding Milestones as set forth in Section 7.2.

“MS” means multiple sclerosis.

“Named Patient Sales” means the sale or other supply of a Product in a given country in the Territory prior to receipt of Marketing Approval of such Product in such country, directly or through an entity that is qualified to distribute unregistered pharmaceutical products in that country, on a “named-patient” basis to meet the special needs of particular patients under the order of a medical practitioner.

“Net Sales” means the net sales recorded by Novartis or any of its Affiliates or Sublicensees for any Product sold to Third Parties (other than Sublicensees) in bona fide, arms length transactions, as determined in accordance with Novartis’ Accounting Standards as consistently applied, less a deduction of    ***    for direct expenses related to the sales of the Product, distribution and warehousing expenses and uncollectible amounts on previously sold products.  The deductions booked on an accrual basis by Novartis and its Affiliates under its Accounting Standards to calculate the recorded net sales from gross sales include the following:

(a)                                 normal trade and cash discounts;

(b)                                 amounts repaid or credited by reasons of defects, rejections, recalls or returns;

(c)                                  rebates and chargebacks to customers and third parties (including, without limitation, Medicare, Medicaid, Managed Healthcare and similar types of rebates);

(d)                                 any amounts included in gross sales for goods provided for free;

(e)                                  amounts provided or credited to customers through coupons and other discount programs;

(f)                                   delayed ship order credits, discounts or payments related to the impact of price increases between purchase and shipping dates;

(g)                                  fee for service payments to customers for any non-separable services (including compensation for maintaining agreed inventory levels and providing information); and

(h)                                 other reductions or specifically identifiable amounts deducted for reasons similar to those listed above in accordance with Novartis’ Accounting Standards.

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With respect to the calculation of Net Sales:

(i)            Net Sales only include the value charged or invoiced on the arm’s length sale of Product to the first Third Party (other than a Sublicensee) in the distribution chain and sales between or among Novartis and its Affiliates and Sublicensees shall be disregarded for purposes of calculating Net Sales;

(ii)           If a Product is delivered to the Third Party before being invoiced (or is not invoiced), Net Sales will be calculated at the time all the revenue recognition criteria under Novartis Accounting Standards are met for Product sold by Novartis or its Affiliates, and for Product sold by any Sublicensee, at the time all the revenue recognition criteria under such Sublicensee’s Accounting Standards are met;

(iii)          In the event that the Product is sold in a final package containing a Product together with one or more other products (a “Co-Packaged Product”), the Net Sales will be calculated by multiplying the Net Sales of the Co-Packaged Product by the fraction, A/(A+B) where A is the weighted (by sales volume) average sale price in the relevant country of the Product when sold alone, and B is the weighted average sale price (by sales volume) in that country of the other product(s) included in the Co-Packaged Product.  If the weighted average sale price cannot be determined for the Product or other product(s) included in the Co-Packaged Product, the calculation of Net Sales for such Co-Packaged Product will be agreed by the Parties based on the relative value contributed by each product included in the Co-Packaged Product (each Party’s agreement not to be unreasonably withheld or delayed).

(iv)          In the event of any sale or other disposal for value, such as barter or counter-trade, of any Product other than in an arm’s length transaction exclusively for money, Net Sales shall be calculated as above on the value of the non-cash consideration received or the fair market price (if higher) of the Product in the country of sale or disposal.

To the extent that GW makes any Named Patient Sales in the Territory pursuant to Section 6.2(f), references in this definition to “Novartis” shall be deemed references to “GW.”

“Novartis Competitor” means, (i) for the purposes of Section 9.4, any Person which, at the time of the event in question (a) is a pharmaceutical or biopharmaceutical company with worldwide pharmaceutical or biopharmaceutical sales in excess $*** in the previous Calendar Year (based on data provided by IMS International, or if such data is not available, such other reliable data source as is determined by Novartis) or (b) commercializes in the Territory any product which contains CBD and/or THC (either alone or in combination with one or more other active ingredients); or (c) commercializes in the Territory any product approved for the one or more of the indications for which any Product is approved; and (ii) for the purposes of Section 3.4, any Person that meets the criteria set forth in (a), (b) or (c) above either at the time of Change of Control of GW or at any time thereafter.

“Novartis Marks” has the meaning given to it in Section 6.3(b).

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“Otsuka Patents” means the following patent applications and any and all Patent Rights claiming priority therefrom:  ***, ***, *** and any other Patent Rights that are co-owned by GW and Otsuka Pharmaceutical Co.  Ltd at any time after the Effective Date.

“PCT” means the Patent Cooperation Treaty done at Washington on 19th June 1970, as amended from time to time.

“Patent Rights” means all patents and patent ‘applications, including all divisionals, continuations, substitutions, continuations-in-part, re-examinations, reissues, additions, renewals, extensions, registrations, and supplemental protection certificates and the like of any of the foregoing.

“Person” means any individual, partnership, limited liability company, firm, corporation, association, trust, unincorporated organization or other entity.

“Pricing and/or Reimbursement Approval” shall mean, in countries in the Territory where Regulatory Authorities may approve or determine pricing or pricing reimbursement for pharmaceutical products, such approval or determination.

“Product” means Sativex, together with any formulation improvement thereof, new indication therefor or modification thereto, and any Back-up Product.

“Regions” means the Asia Region, the Africa Region and the Middle East Region and “Region” means any of them.

“Regulatory Approvals” means, with respect to a Product, any approval (including Marketing Approvals and, where applicable, Pricing and/or Reimbursement Approvals), registration, license or authorization from a Regulatory Authority in a country or other jurisdiction that is necessary to market and sell such Product in such country or jurisdiction.

“Regulatory Authority” means, with respect to any country, any governmental agency(ies) or authority(ies) responsible for the granting or receipt, as the case may be, of Regulatory Filings and/or Regulatory Approvals for a Product in that country.

“Regulatory Filings” means, with respect to the Products, any submission to a Regulatory Authority of any appropriate regulatory application, and shall include, without limitation, any submission to a regulatory advisory board, marketing authorization application, and any supplement or amendment thereto.  For the avoidance of doubt, Regulatory Filings shall include any IND, NDA or the corresponding application in any other country or group of countries.

“Resulting Intellectual Property” has the meaning given to it in Section 8.1(c).

“Sales & Royalty Report” means a written report or reports showing each of:  (a) the Net Sales of each Product in each country in the Territory during the reporting period by Novartis and its Affiliates and Sublicensees; and (b) the royalties payable, in United States Dollars, which shall have accrued hereunder with respect to such Net Sales.

“Sativex” means the pharmaceutical product, developed by GW for therapeutic use, which is described on Exhibit B.

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“Senior Officers” means, for Novartis, the Global Head, Business Development and Licensing of Novartis Pharma AG, and for GW, the Managing Director.

“Subcontract” means an arrangement whereby Novartis or its applicable Affiliate engages a Third Party to provide particular services related to the registration or Commercialization of Products in one or more countries on the Territory, and “Subcontractor” has a corresponding meaning.  For the avoidance of doubt, distribution, wholesaler, co-commercialization, exclusive promotion and/or field force services agreements shall all be deemed to be Subcontracts (and not Sublicenses) for purposes of this Agreement.

“Sublicense” means an arrangement whereby Novartis grants to a Third Party all of its rights hereunder with respect to one or more Products in one or more countries on the Territory, and “Sublicensee” has a corresponding meaning.

“Supply Failure” means any failure by GW to deliver at least *** percent (***%) of the aggregate amount of Novartis’ properly forecast and ordered (in accordance with the Manufacturing and Supply Agreement) requirements of any Product (excluding any deliveries of deviating or non-conforming Product) over the longer of (i) three (3) consecutive deliveries or (ii) four (4) months.

“THC” means tetrahydrocannabinol and tetrahydrocannabinolic acid.

“Term” means the term of this Agreement referred to in Section 10.1.

“Territory” means each of the countries listed on Exhibit C to this Agreement.  The countries in Part A of Exhibit C are the Africa Region, the countries Part B of Exhibit C are the Asia Region and the countries in Part C of Exhibit C are the Middle East Region.

“Third Party” means any Person other than Novartis and GW and their respective Affiliates.

“United States” or “US” means the United States of America, its territories and possessions.

“USD” or “US$” means the lawful currency of the United States.

1.2                               Interpretation.  In this Agreement, unless otherwise specified:

(a)                                 “includes” and “including” will mean respectively includes and including without limitation;

(b)                                 a Party includes its permitted assignees and/or the respective successors in title to substantially the whole of its undertaking;

(c)                                  a statute or statutory instrument or any of their provisions is to be construed as a reference to that statute or statutory instrument or such provision as the same may have been or may from time to time hereafter be amended or re-enacted;

(d)                                 words denoting the singular will include the plural and vice versa and words denoting any gender will include all genders;

(e)                                  the Exhibits and other attachments form part of the operative provisions of this Agreement and references to this Agreement will, unless the context otherwise requires, include references to the Exhibits and attachments;

(f)                                   the headings in this Agreement are for information only and will not be considered in the interpretation of this Agreement;

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(g)                                  general words will not be given a restrictive interpretation by reason of their being preceded or followed by words indicating a particular class of acts, matters or things; and

(h)                                 the Parties agree that the terms and conditions of this Agreement are the result of negotiations between the Parties and that this Agreement will not be construed in favor of or against any Party by reason of the extent to which any Party participated in the preparation of this Agreement.

2.                                      LICENSES AND OTHER GRANTS

2.1                               Grants.

(a)                                 Subject to the terms and conditions of this Agreement, GW hereby grants Novartis, an exclusive, royalty-bearing, sub-licensable license under the GW Technology to use, import, offer for sale, sell, have sold and otherwise Commercialize Products in the Field in the Territory.

(b)                                 Subject to the terms and conditions of this Agreement, GW hereby grants Novartis, (i) a non-exclusive, sublicensable license under the GW Technology to make and have made anywhere in the world outside of the United States and the Almirall Territory, BDP (for sale as Product in the Field in the Territory) from BDS supplied by GW; provided, however, that such license shall be exercisable by or on behalf of Novartis only in the event of a Supply Failure; and (ii) a non-exclusive, non-sublicensable license under the GW Technology to make and have made (including the right to sub-contract) anywhere in the world outside of the United States and the Almirall Territory, BDP (for sale as Product in the Field in the Territory) from BRM or BDS supplied by GW, a Third Party or produced by Novartis; provided however, that such license shall be exercisable by Novartis only in the event of an Extreme Supply Failure. ***

(c)                                  Following the Effective Date GW shall use commercially reasonable efforts to negotiate with Almirall and obtain an amendment to the Almirall Agreement pursuant to which GW may grant to Novartis a non-exclusive license to make and have made BDP (for sale as Product in the Field in the Territory) from BDS anywhere in the Almirall Territory exclusively for the purpose of commercializing such Product produced in the Territory.  GW will keep the JSC reasonably informed of the progress of such negotiations.  Once the Almirall Agreement has been amended as outlined above GW will so notify Novartis, whereupon the words “and the Almirall Territory” shall be deemed deleted from the third and forth lines of Section 2.1(b).

(d)                                 GW hereby grants to Novartis an exclusive, sub-licensable license under the GW Trademarks for the purposes of Novartis’ Commercialization of Products in the Territory.

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(e)                                  Novartis shall have the right to record the licenses granted under GW Patents and GW Trademarks pursuant to Sections 2.1 (a), (b) and (d) in any country within the Territory where such Patent Rights and trademarks have been registered, granted or applied for, at its own cost and expense, and GW agrees to give all necessary consents, declarations and documentation as are reasonably required to implement the foregoing.

(f)                                   Novartis hereby grants GW the following perpetual, irrevocable, fully paid-up, royalty free licenses under the Resulting Intellectual Property to GW:

(i)                                     the exclusive right to Develop the Products anywhere in the world;

(ii)                                  the exclusive right to use, import, offer for sale, sell, have sold and otherwise Commercialize the Products anywhere in the world outside of the Territory;

(iii)                               the non-exclusive right to manufacture BDS, BDP or Product anywhere in the world.

Such licenses shall be sub-licensable by GW only to those of its licensees for the Products who grant corresponding licenses to GW which are freely sub-licensable by GW and included within the licenses granted to Novartis under Section 2.1(a).

2.2                               Sublicense and Subcontract Rights.

(a)                                 Novartis may exercise its rights and perform its obligations under this Agreement itself or through any of its Affiliates.

(b)                                 In addition, Novartis may Subcontract to Third Parties the performance of tasks and obligations with respect to the registration and Commercialization of Products in the Territory as Novartis deems appropriate.

(c)                                  For all countries in the Territory other than Australia and South Korea, Novartis may sublicense the rights granted to it by GW under this Agreement to one or more Third Parties at any time at its sole discretion and without the consent of GW; provided, however, that Novartis shall provide GW with written notice in advance of granting any such Sublicense.

(d)                                 In Australia and South Korea, Novartis may sublicense the rights granted to it by GW under this Agreement to one or more Third Parties at any time with the prior written consent of GW, such consent not to be unreasonably withheld or delayed, and provided always that Novartis shall not sublicense all or substantially all of its rights to the Products in the Field in the Territory to a single Third Party.

(e)                                  Where either Party is entitled to sublicense the rights granted to it hereunder or subcontract its obligations hereunder, such Party as sublicensor/contractor shall remain responsible for all of its obligations hereunder and if the acts or omissions of any such sublicensee/ subcontractor cause said sublicensor/ contractor Party to be in breach of this Agreement that Party shall be responsible therefor regardless of any remedy which the sublicensor/ contractor Party may have against the sublicensee/ subcontractor for breach of the sublicense/ sub-contract.

***         Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

2.3                               Exclusivity.

(a)                                 During the Term of the Agreement, neither GW nor any of its Affiliates will, directly or indirectly, (i) license any of its rights in the Product to any Third Party for the Territory, nor (ii) assign or otherwise dispose of any of its rights in the Product to any Third Party for the Territory other than in accordance with Section 14.1, nor (iii) enter into any collaboration or license agreement with any Third Party in connection with the development of a Competitive Product for the Territory, nor (iv) market, sell or otherwise commercialize, itself or through any Third Party, any Competitive Product in the Territory.

(b)                                 During the Term of the Agreement, neither Novartis nor any of its Affiliates engaged in the Commercialization of the Product will, directly or indirectly, market, sell or otherwise commercialize, itself or through any Third Party, any Competitive Product in the Territory.

(c)                                  In addition, in the event that GW develops any other product, regardless of its composition, for the treatment of any indication for which Sativex has received Marketing Approval at the time GW initiates out-licensing for, or first files for approval for, such other product, Novartis will have the exclusive right to negotiate with GW to obtain rights to such product in the Territory, for a period of up to one hundred and twenty (120) days commencing upon the earlier of (i) notification from GW that it intends to out-license the commercial rights to said product for the Territory and has agreed a term sheet containing the financial terms for such an out-license with a Third Party licensee, and (ii) the first filing for approval of such product by or on behalf of GW anywhere in the world.

2.4                               Territorial Restrictions.  During the Term of the Agreement:

(a)                                 GW covenants that (other than as permitted under Section 6.2(f) with respect to Named Patient Sales and under Section 6.2(g) with respect to international congresses and symposia) neither it nor any of its Affiliates or ex-Territory licensees will, directly or indirectly:  (i) sell any Product within the Territory; , (ii) knowingly sell any Product for use within the Territory; (iii) sell any Product to a customer or patient located or resident in the Territory or which it knows intends to use such Product in the Territory; (iv) import, or cause to be imported, any Product into the Territory; or (v) market or promote any Products within, or to health care professionals, customers or patients located or resident in, the Territory.

(b)                                 Novartis covenant that (other than as permitted under Section 6.2(g) with respect to international congresses and symposia) neither it nor any of its Affiliates or Sublicensees will, directly or indirectly:  (i) sell any Product outside the Territory; (ii) knowingly sell any Product for use outside the Territory; (iii) sell any Product to a customer or patient located or resident outside the Territory or which it knows intends to use such Product outside the Territory; (iv) export, or cause to be exported any Product out of the Territory; or (v) market or promote any Product outside, or to health care professionals, customers or patients located or resident outside the Territory.

2.5                               Right of Negotiation.  GW hereby grants Novartis the right to negotiate with GW to import, offer for sale, sell, have sold, and otherwise Commercialize Products in the LATAM Region for the Exclusive Negotiation Period as follows:

(a)                                 Neither GW nor any of its Affiliates shall enter into any agreement granting one or more Third Parties the right to import, offer for sale, sell, have sold, and/or otherwise Commercialize Products in the LATAM Region before or during the Exclusive Negotiation Period.

(b)                                 Novartis shall notify GW within ninety (90) days’ of the Effective Date whether it is interested in negotiating with GW a right to import, offer for sale, sell, have sold, and otherwise Commercialize Products in the LATAM Region.

(c)                                  Should Novartis notify GW within ninety (90) days’ of the Effective Date that it is not interested in negotiating with GW a right to import, offer for sale, sell, have sold, and otherwise Commercialize Products in the LATAM Region the Exclusive Negotiation Period shall terminate upon delivery of such notice.

(d)                                 Should Novartis fail to give GW any notice pursuant to Section 2.5 within the abovementioned ninety (90) day period, the Exclusive Negotiation Period shall be deemed to have terminated upon the expiry of the abovementioned ninety (90) day period.

3.                                      GOVERNANCE

3.1                               Alliance Managers.  Within thirty (30) days following the Effective Date, each Party will appoint (and notify the other Party of the identity of) a senior representative having a general understanding of pharmaceutical development and commercialization issues to act as its alliance manager under this Agreement (“Alliance Manager”).  The Alliance Managers will serve as the contact point between the Parties for the purpose of providing GW with information on the progress of Novartis’ Commercialization of the Product(s) in the Field in the Territory and will be primarily responsible for facilitating the flow of information, including facilitating review of external corporate communications, and raising cross-Party and/or cross-functional disputes in a timely manner.  Each Party may replace its Alliance Manager on written notice to the other Party.

3.2                               Joint Steering Committee.

(a)                                 The Parties will establish a Joint Steering Committee, composed of three (3) senior personnel of GW and three (3) senior personnel of Novartis (one (1) of which will be the Party’s Alliance Manager and which personnel for each Party, collectively, shall have a general understanding of drug manufacturing, development and Commercialization issues).

(b)                                 Within thirty (30) days following the Effective Date, each Party will designate its initial members to serve on the JSC and notify the other Party of the dates of availability for the first meeting of the JSC.  Each Party may replace its representatives on the JSC on written notice to the other Party.

(c)                                  The JSC will serve as a forum for:  (i) the Parties to review and discuss (A) Development activities with respect to the Products, including any planned or ongoing Development activities of GW, its Affiliates or other licensees outside the Territory and (B) manufacturing issues arising under the Manufacturing and Supply Agreement and more generally; (ii) GW to keep Novartis’ representatives informed of issues relating to manufacture and supply of Product; (iii) at least once per Calendar Year, Novartis to present to GW its Commercialization Plan for the following Calendar Year; and (iv) consider and act upon such other matters as specified in this Agreement.  All matters presented at, or in preparation for, any meeting of the JSC shall be subject to the confidentiality restrictions set forth in Article 9.

(d)                                 The JSC also may, at any time it deems necessary or appropriate, establish additional joint committees and delegate such of its responsibilities as it determines appropriate to such joint committees.

3.3                               Meetings of the Joint Steering Committee.

(a)                                 The JSC shall meet every six (6) months, and at such other times as the Parties may agree.  The first meeting of the JSC shall be held as soon as reasonably practicable, but in no event later than ninety (90) days following designation of the members of the JSC under Section 3.2(b).  Meetings shall be held at such place or places as are mutually agreed or by teleconference or videoconference; provided, however, that there shall be at least one face-to-face meeting per Calendar Year, unless the Parties otherwise agree.

(b)                                 Each Party may from time to time invite a reasonable number of participants, in addition to its representatives, to attend JSC meetings, with the consent of the other Party (which shall not be unreasonably withheld); provided, that that if GW intends to have any Third Party (including any consultant) attend such a meeting, such Third Party will be subject to the prior approval of Novartis and must be bound by confidentiality obligations consistent with the terms of this Agreement.

(c)                                  Novartis shall appoint one of its representatives on the JSC to act as chairperson of the JSC.  The chairperson shall set agendas for JSC meetings, provided that the agendas will include any matter requested by either Party.  The chairperson shall be responsible for recording, preparing and, within a reasonable time, issuing draft minutes of each JSC meeting, which draft minutes shall be subject to review and approval by all JSC members.

3.4                               Change of Control.  In the event of a Change of Control of GW pursuant to which control of GW is acquired by a Person who, either (i) at the time of the acquisition is a Novartis Competitor, or (ii) who subsequently becomes a Novartis Competitor, Novartis may (once such third Person acquirer meet the conditions for a Novartis Competitor) provide written notice to GW (or its successor entity) terminating the provisions of Article 3 and upon such notice, Novartis will not be obligated under Article 3 for the remainder of the Term.  Without limiting the foregoing and notwithstanding any other provision of this Agreement, in the event that Novartis exercises such right to terminate the provisions of Article 3:  (a) Novartis shall have no obligation to share Commercialization Plans with GW (or its successor entity), but by no later than 1st March each Calendar Year Novartis shall provide GW with (i) a written narrative report detailing, for the foregoing calendar year, (A) the Regulatory Filings made and the Regulatory Approvals obtained in the Territory, (B) the countries in which the Product was Launched, (C) a list of the countries in the Territory where a Competitive Product has been launched, (D) copies of the promotional, advertising and/or marketing materials provided by Novartis to Third Party health care professionals in the Territory in the previous calendar year (in English and in the local language where this is different to English and Novartis has used such local language versions); and (b) within thirty (30) days following the end of each Calendar Quarter, GW (or its successor entity) will provide a written report to Novartis detailing:  (i) all Development activities with respect to the Products outside the Territory, including any planned or ongoing Development activities of GW, its Affiliates or other licensees outside the Territory, the conduct of which may be necessary or useful for obtaining or maintaining Regulatory Approvals for the Product (including obtaining or maintaining Regulatory Approvals for new indications) in the Territory; and (ii) any material issues which may affect GW’s ability to supply Novartis with its requirements for BDP or finished Product (as applicable) under the Manufacturing and Supply Agreement.

4.                                      DEVELOPMENT AND PRODUCT INFORMATION

4.1                               Disclosure of GW Know-How.

(a)                                 Within thirty (30) days after the Effective Date, GW will disclose to Novartis or its designated Affiliate, without any additional consideration, all Know-How owned or

Controlled by GW or its Affiliates as of the Effective Date which is reasonably necessary for the registration or Commercialization of Sativex in the Field in the Territory.

(b)                                 Thereafter on a regular basis (but no more frequently than once each Calendar Quarter) during the Term, GW, without additional consideration, shall disclose to Novartis or its designated Affiliate all material additional Know-How owned or Controlled by GW or its Affiliates which comes in to existence from time to time which is reasonably necessary for the registration or Commercialization of any Product in the Field in the Territory.

(c)                                  The disclosures described in (a) and (b) above shall include all documented Know-How owned or Controlled by GW or its Affiliates which may be necessary to Novartis to register or Commercialize Products in the Field in the Territory and practice the licenses granted hereunder efficiently, including the following to the extent necessary for the above purposes:  (i) all such Know-How pertaining to the formulation, manufacture and Development of the Products; (ii) all Development data and any other data, including but not limited to chemical, biological, toxicological safety, pre-clinical and clinical data; and (iii) all Development reports, analytical results, filings and correspondence with any Regulatory Authority (including notes or minutes of any meetings with any Regulatory Authority) to the extent owned or Controlled by GW or its Affiliates, raw material and excipient sourcing information, quality audit findings and any other relevant technical information relating to any Product.

4.2                               Clinical Studies and Data Sharing.

(a)                                 ***

(b)                                 GW shall share with Novartis all clinical and other data generated in the course of any such Development activities as provided in Section 4.1; provided, however, that:

(i)                                     GW’s obligation to share clinical data applies only with respect to data generated for the purposes of obtaining Regulatory Approval of Products in any Major Market and any clinical data, including ethnic variation data, for the cancer pain indication, generated for the purposes of obtaining Regulatory Approval of Products for cancer pain in any Major Market which is required by Novartis to enable Novartis to obtain Regulatory Approval for the Product in any country in the Territory; and

(ii)                                  in the event that GW generates clinical data sufficient to enable a Regulatory Filing for any Product in countries in the Territory for indications other than the treatment of spasticity in MS or the treatment of cancer pain, GW shall make such data available to Novartis on commercial terms (that is, milestone payment(s)) to be agreed between the Parties at that time.

*** Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

(c)                                  As part of its Commercialization activities, Novartis will be responsible, at its own cost and expense, for carrying out any Phase IV clinical studies of any Product conducted for purposes other than obtaining or maintaining any Marketing Approval it determines appropriate in its sole discretion.  For clarity, GW shall be responsible for carrying out any Phase IV clinical studies required for purposes of obtaining Marketing Approval and for carrying out any Phase IV clinical studies required to maintain a Marketing Approval; provided, however, that:

(i)                                     if such Phase IV clinical study has been proposed by Novartis or its Affiliates, GW shall only be responsible for carrying out such Phase IV clinical study if Novartis (or its Affiliate) has first consulted with GW with respect to such proposal and GW has expressly consented to perform such Phase IV clinical study; and

(ii)                                  other than as set forth in paragraph (i) above, GW shall only be responsible for carrying out such Phase IV clinical study if Novartis (or its Affiliate) has discussed the same with GW and GW has expressly consented to perform such Phase IV clinical study (such consent not to be unreasonably withheld or delayed).  If GW does not consent to carrying out such Phase IV clinical study the provisions of Sections 6.2 and 6.4 shall cease to apply to the country in question.

Novartis will make available to GW, without additional consideration, all clinical data generated by Novartis as part of any Phase IV clinical study conducted by it under this Section 4.2(c); provided, however, that GW shall have no right to provide access to such data to a licensee outside the Territory unless such licensee provides corresponding access rights to Novartis.

5.                                     SUPPLY OF PRODUCT TO NOVARTIS

5.1                               Manufacturing and Supply.  GW shall be solely responsible, at its own cost for the manufacture and supply of Novartis’ requirements of finished Product, or BDP for use in the packaging and labeling of finished Product, for Commercialization in the Field in the Territory, as set forth in the Manufacturing and Supply Agreement.  For clarity, as provided for in Exhibit F, the supply of finished Product is an additional service which may be provided if (i) requested by Novartis, and (ii) the Parties agree upon the fees for this service.

5.2                               Manufacturing and Supply Agreement.  The Parties shall enter into a manufacturing and supply agreement relating to the supply of Sativex in the form of BDP and/or finished Product and any necessary quality agreement(s) within ninety (90) days of the Effective Date.  This manufacturing and supply agreement shall, inter alia reflect the principles set forth in Exhibit F.

6.                                      REGULATORY AFFAIRS AND COMMERCIALIZATION

6.1                               Regulatory Affairs.  From the point in time at which Novartis gives GW notice in writing that it wishes to take on responsibility for Regulatory Filings and Regulatory Approvals in the Territory, Novartis shall be responsible for all interactions with Regulatory Authorities in the Territory with respect to Regulatory Approvals as set forth in this Section 6.1, and including, filing and maintaining any required Regulatory Approvals, seeking necessary permits and/or scheduling or re-scheduling in controlled substance listings or de-scheduling of the Product from controlled substances listings in the Territory.

(a)                                 Where required, Novartis (or its applicable Affiliate or Sublicensee) will be responsible for arranging for the Product to be scheduled in any applicable controlled substance schedule(s) in countries in the Territory.  GW agrees, without additional consideration, to give all necessary consents, declarations and documentation as are reasonably required to implement the foregoing and to provide Novartis with all assistance reasonably requested by Novartis (including attending meetings with Regulatory Authorities in any such country) for the purpose of arranging for such scheduling.

(b)                                 Subject to Section 6.1(g), Novartis (or its applicable Affiliate or Sublicensee) will file and hold all Regulatory Approvals for the Products in countries in the Territory in its own name and on its own behalf.  Unless otherwise agreed by the Parties, within ten (10) Business Days following the Effective Date, GW will assign to Novartis all Regulatory Filings with any Regulatory Authority in the Territory at the Effective Date relating to any Product and Novartis will reimburse GW all fees paid by GW to Regulatory Authorities in such countries with respect to the submission of such Regulatory Filings.  On request by Novartis, GW will deliver notices of such assignment to the applicable Regulatory Authorities.  In addition, GW agrees to give all necessary consents, declarations and documentation as are reasonably required to implement the foregoing.

(c)                                  Subject to Sections 4.2 and 6.1(e), Novartis (or its applicable Affiliate or Sublicensee) will be responsible for conducting, at its sole expense, such activities directed towards obtaining and maintaining Regulatory Approvals for Products in the Territory as it determines appropriate in its sole discretion; provided, however, that Novartis agrees to submit Regulatory Filings for Marketing Approvals for a Product in each of the Key Countries.  Thereafter, Novartis shall, on a Key Country-by-Key Country basis further prosecute all such Regulatory Filings in the Key Countries in a timely, professional and diligent manner, including by paying all required filing fees promptly and responding to correspondence and requests for further information from Regulatory Authorities in the Key Countries within a reasonable timeframe.  Novartis shall share with GW its plans for obtaining Regulatory Approvals in the Key Countries at the first JSC meeting and thereafter shall supply GW with its updated plan from time to time.  Novartis shall report its performance against this regulatory plan to the JSC each Calendar Quarter.

(d)                                 Novartis will:  (A) determine the regulatory plans and strategies for the Products in the Territory; (B) (either itself or through its Affiliates or Sublicensees and subject to Section 6.1(g)) make and own all Regulatory Filings with respect to the Products in the Territory; and (C) will be responsible for obtaining and maintaining Regulatory Approvals with respect to the Products in the Territory in the name of Novartis or its Affiliates or Sublicensees.  Accordingly:

(i)                                     Novartis, shall at its own cost write, assemble, otherwise prepare and file all Regulatory Filings required to obtain Regulatory Approvals for Products in the Territory;

(ii)                                  Novartis shall be the principal contact with all Regulatory Authorities on all matters pertaining to any Product, but shall consult regularly with GW regarding such matters, giving due regard to GW’s views;

(iii)                               Novartis shall provide to GW copies of all substantive correspondence with Regulatory Authorities in the Territory related to any Product, and, to the extent practicable, shall consult with GW in advance of submitting any material correspondence related to any Product to any such Regulatory Authority;

(iv)                              GW shall provide to Novartis copies of all substantive correspondence with the EMA related to any Product and, to the extent practicable, shall consult with Novartis in advance of submitting any material correspondence related to any Product to the EMA in circumstances where such correspondence could reasonably be expected to impact on the Commercialization and/or Regulatory Approvals of any Product in the Territory;

(v)                                 Novartis shall provide such notice to GW as is reasonably practicable under the circumstances of upcoming meetings related to any Product with Regulatory Authorities in the Territory.  Subject to the consent of the relevant Regulatory Authority, GW shall be entitled to attend any such meetings as an observer, and Novartis may require GW’s attendance at any such meeting it deems to be potentially material; and

(vi)                              Novartis shall pay all filing and maintenance costs of Regulatory Filings and Regulatory Approvals for the Product in the Territory during the Term.

(e)                                  GW shall, without additional consideration, fully cooperate with and provide assistance to Novartis in connection with filings to any Regulatory Authority relating to the Product(s) in the Territory in order to obtain or maintain Regulatory Approvals (including Pricing and/or Reimbursement Approvals, where applicable), including by (i) providing Novartis with an electronic copy of the registration dossier for the Product in the European Union as well as providing Novartis with an electronic copy of this registration dossier in eCTD format if and when available in eCTD format, and upon request by Novartis, an electronic copy of a draft of the registration dossier for the Product in the US as soon as such draft is made available to GW (if this draft is made available to GW in eCTD format GW will provide it to Novartis in eCID format); (ii) upon request by Novartis, providing Novartis with draft responses to any requests from Regulatory Authorities in the Territory related to the Development or manufacture of Products (including any requests related to the chemistry manufacturing and controls (CMC) section of any Regulatory Filing); and (iii) executing any required documents, providing access to personnel and providing Novartis with copies of all reasonably required documentation.  To the extent requested by Novartis, GW shall also grant or cause to be granted to Novartis and its Affiliates or Sublicensees, within thirty (30) days of receipt of a written request from Novartis, cross-reference rights to any relevant drug master files and other filings submitted by GW or its Affiliates with any Regulatory Authority and any Regulatory Approval for Product issued by any Regulatory Authority to GW or its Affiliates.

(f)                                   Subject to Novartis having access to reimbursement data from outside the Territory, data generated by Novartis for reimbursement shall be available for GW and its ex-Territory licensees of the Products to use with respect to the Products outside the Territory.

(g)                                  In the event that (A) it is not possible under applicable Laws for Novartis to file for or hold Regulatory Approvals for the Product in any country in the Territory and/or (B) if requested by Novartis in writing to do so, to the extent permitted by applicable Laws and for the duration determined by Novartis, GW will file and/or hold all Regulatory Approvals for the Products in such country, at Novartis’s cost and expense (provided that all such costs and expenses shall be in accordance with a plan and budget agreed in writing by the Parties prior to GW making any such Regulatory Filing), and:

(i)                                     GW will be responsible for, and will use diligent efforts in, obtaining and maintaining all Regulatory Approvals necessary for the Commercialization of the Products in the country in question;

(ii)                                  GW will provide to Novartis copies of all substantive written communications between GW (or its Affiliates) and any Regulatory Authority in the Territory relating to any Product;

(iii)                               Novartis shall have the right to review and comment upon any Regulatory Filings and correspondence from GW (or its Affiliates) to any Regulatory Authority in the Territory relating to any Product, and GW shall incorporate or address all such comments unless otherwise agreed between the Parties;

(iv)                              GW will request and seek to arrange such meetings and consultations with Regulatory Authorities in the Territory which may be requested by Novartis, with respect to any Product;

(v)                                 To the extent permitted by the relevant Regulatory Authorities, Novartis shall have the right to have representatives of Novartis attend and participate in all meetings between GW (or its Affiliates) and any Regulatory Authority in the Territory relating to any Product; it being understood and agreed that to the extent permitted by the relevant Regulatory Authorities, Novartis will lead discussions with any such Regulatory Authority in the Territory.  If the applicable Regulatory Authority does not permit Novartis to lead any such discussion, GW will lead the applicable discussions as directed by Novartis; and

(vi)                              Novartis will reimburse GW any and all costs incurred pursuant to the foregoing and in accordance with the agreed plan and budget as follows.  Within thirty (30) days after each Calendar Quarter during which GW has incurred any such costs and expenses, GW will provide to Novartis a detailed accounting of all such costs and expenses, and shall submit an invoice to Novartis substantially in the form of Exhibit C with respect to the amount of such costs and expenses.  Unless disputed, Novartis shall pay such amount within sixty (60) days after receipt of such invoice.

(h)                                 Novartis hereby grants, and undertakes to cause its Affiliates and Sublicensees to grant, to GW and its Affiliates cross-reference rights to any Regulatory Filing for Product submitted by Novartis or its Affiliates or Sublicensees to any Regulatory Authority in the Territory and any Marketing Approval for Product issued by any Regulatory Authority in the Territory to Novartis or its Affiliates or Sublicensees.  Novartis shall also grant such cross-reference rights to those of GW’s licensees of the Products for countries outside the Territory for which Novartis, its Affiliates and Sublicensees are granted corresponding cross-reference rights.

(i)                                     The Parties will discuss at the JSC the appropriate response to any request received by either Party from a Third Party academic institution to conduct any investigator initiated clinical study of a Product in the Territory.

(j)                                    If any information comes into GW’s Control that requires a change to the CMC section of Regulatory Filings or Regulatory Approvals, inside and outside the Territory, to avoid ‘regulatory drift’ GW will inform Novartis in writing of the required change (including by providing the necessary technical documentation in English) and Novartis will file such documentation with the relevant Regulatory Authorities as soon as practicable.

6.2                               Commercialization.

(a)                                 Novartis will be solely responsible for all aspects of Commercialization of the Product in the Territory, including planning and implementation, distribution, booking of sales, pricing, reimbursement, regulatory, manufacturing (limited to packaging and trade dress), phase IV studies, marketing and sales activities.

(b)                                 All such Commercialization activities will be conducted in accordance with Novartis’ then-current Commercialization Plan.

(c)                                  Novartis shall itself, or through its Affiliates or Sublicensees, use Commercially Reasonable Efforts in pursuing the Commercialization of the Products in the Territory.  Notwithstanding the foregoing, subject to Section 6.4, Novartis’ application of Commercially Reasonable Efforts shall not require Novartis to Commercialize a Product in any country in which Novartis (acting reasonably) determines it is not commercially reasonable to do so for such Product.  Should Novartis determine that it is not commercially reasonable to Commercialize the Product in a particular country in the Territory, Novartis shall promptly notify GW of such determination and the basis on which Novartis has made that determination.

(d)                                 Novartis shall not Commercialize a Product in the Territory in conjunction or otherwise together with, any other product(s) as a loss leader without GW’s prior written approval, which approval may be withheld by GW for any reason.  Novartis shall not offer for sale or sell in any country in the Territory a Product at a greater discount to list price than the usual or customary discounts it applies to other pharmaceutical products it offers for sale or sells in that country.  Novartis shall not sell a Product as one of a number of items without a separate price i.e. Novartis will not sell a Product as part of a bundled transaction.

(e)                                  Subject to compliance with Sections 6.2(b), (c) and (d), the Commercialization of the Products in the Territory shall be in Novartis’ sole discretion.

(f)                                   Notwithstanding the exclusive licenses granted to Novartis under Section 2.1, or the remaining provisions of this Section 6.2, prior to the receipt of the first Marketing Approval for a given Product in a given country in the Territory, GW shall have the right to make Named Patient Sales in such country; provided, however, that within sixty (60) days after each Calendar Quarter in which GW has made any Named Patient Sales in the Territory, GW will provide to Novartis a written report showing the Net Sales of each Product in each country in the Territory during the reporting period by GW, which report shall be accompanied by payment to Novartis of an amount equal to fifty percent (50%) of such Net Sales.

(g)                                  Notwithstanding:  (I) the territorial restrictions on the licenses granted to Novartis under Section 2.1; or (II) the exclusive rights granted to Novartis in the Territory under this Agreement, the Parties agree that:

(i)                                     Novartis, its Affiliates and Sublicensees may attend and participate in international congresses or symposia outside the Territory with respect to the Products; and

(ii)                                  GW, its Affiliates and licensees may attend and participate in international congresses or symposia in the Territory with respect to the Products.

6.3                               Trademarks.

(a)                                 Novartis shall Commercialize the Products in the Territory using the GW Trademarks.  Should the Regulatory Authorities in a country in the Territory object to the GW Trademark set out in Exhibit A at the Effective Date, or should the Parties otherwise agree that the GW Trademark on Exhibit A is not appropriate for a particular country GW will provide an alternative trademark for the Products in the country of the Territory in question as soon as reasonably practicable thereafter, but following approval of the alternative trademark by Novartis (and the filing of applications therefor).  Each such alternative trademark provided by GW shall be the property of, filed in the name of and prosecuted and maintained by GW and shall be a GW Trademark for the purposes of this Agreement.

(b)                                 Novartis shall also have the right to Commercialize the Products using such other Novartis corporate names, marks and logos as it determines appropriate for the Products, which may vary by country or within a country (“Novartis Marks”).  Novartis shall own all rights in and to the Novartis Marks.

(c)                                  Novartis shall ensure that each reference to and use of a GW Trademark by Novartis, its Affiliates and Sublicensees in any marketing material related to a Product in the Territory is accompanied by an acknowledgement that the GW Trademark is a trademark or registered trademark owned by GW and is used under license.

(d)                                 Novartis shall provide GW with information and examples as to Novartis’, its Affiliates’ and Sublicensees’ use of the GW Trademarks, as GW may reasonably request, to permit GW’s proper maintenance and registrations of each GW Trademark.

(e)                                  Novartis shall not (and shall ensure that its Affiliates and Sublicensees do not) do or perform any act that may endanger, destroy, or similarly affect the value of the goodwill pertaining to a GW Trademark nor do any act that might support a petition to cancel or otherwise invalidate any registration relating to a GW Trademark nor assist any other Person or other entity, directly or indirectly, in so doing.

(f)                                   Novartis shall have the right to register and use, in its own name and at its own cost and expense, any domain name which corresponds to or include any GW Trademark for the purposes of Novartis’ Commercialization of Products in the Territory.

6.4                               Return of Rights.

(a)                                 In the event that, absent a determination by Novartis that is not commercially reasonable to do so and receipt of a notification to this effect pursuant to Section 6.2(c), Novartis decides permanently to not to seek Regulatory Approval for Products in a country in the Territory outside of the Key Countries or to not Commercialize Products (or not to continue to Commercialize Products) in any country in the Territory outside of the Key Countries, it will provide GW with written notice of such decision and the provisions of Section 6.4(d) shall apply with respect to that country.

(b)                                 In the event that, with respect to any Key Country, Novartis has not:

(i)                                     Submitted a Regulatory Filing for Marketing Approval of at least one Product in such Key Country within three (3) years of the Effective Date;

(ii)                                  Submitted a Regulatory Filing for any applicable Pricing and/or Reimbursement Approval of a Product in such Key Country within three (3) months of receipt of Marketing Approval for the first Product in such Key Country;

(iii)                               Launched a Product in such Key Country within three (3) months of receipt of all Regulatory Approvals for the first Product in such Key Country,

then, unless Novartis has reasonably determined that is not commercially reasonable to do so and provided notice to GW of such determination and its reasons therefor pursuant to Section 6.2(c), Novartis shall be deemed to have decided permanently not to seek Regulatory Approval for Products in such Key Country or to not Commercialize Products (or not to continue to Commercialize Products) in such Key Country, and the provisions of Section 6.4(d) shall apply with respect to that Key Country.

(c)                                  In the event that, with respect to a Region, Novartis has not:

(i)                                     Submitted a Regulatory Filing for Marketing Approval of at least one Product in at least one non-Key Country in that Region within three (3) years of the date on which it submitted a Regulatory Filing for Marketing Approval of at least one Product in at least one Key Country in that Region; or

(ii)                                  Submitted a Regulatory Filing for Marketing Approval of at least one Product in at least one country in that Region within six (6) years of the Effective Date,

Novartis shall be deemed to have decided permanently not to seek Regulatory Approval for Products in such Region, and the provisions of Section 6.4(d) shall apply with respect to the countries in such Region other than the Key Country(ies) in such Region where Novartis has submitted a Regulatory Filing for Marketing Approval of at least one Product within three (3) years of the Effective Date, for which country(ies) Novartis’ rights to the Products shall continue, subject to the provisions of Sections 6.4(b)(ii) and (iii).

(d)                                 In the event that Novartis issues a notice under Section 6.4(a) or Novartis is deemed to have decided permanently to not to seek Regulatory Approval for Products in a country or Region or to not Commercialize Products (or not to continue to Commercialize Products) in a country under Section 6.4(b), GW may, and by giving Novartis notice in writing, elect that the provision of Section 11.2 apply with respect to the applicable country in the Territory the subject of a notice under Section 6.4(a) or for the country/Region for which Novartis is deemed to have decided permanently to not to seek Regulatory Approval for Products or to not Commercialize Products (or not to continue to Commercialize Products) under Section 6.4(b).

6.5                               Pharmacovigilance.

(a)                                 GW shall be responsible for maintaining the global safety database for each Product and for monitoring the overall safety of the Product, including signal detection.

(b)                                 Novartis shall be responsible for pharmacovigilance activities with respect to Products in the Territory, including collecting and processing safety data and reporting to the Regulatory Authorities as required under applicable Laws.

(c)                                  Within six (6) months following the Effective Date (or such longer period as may be agreed between the Parties), the Parties shall agree upon and implement a procedure for the mutual exchange, receipt, record, communication and investigation of adverse event reports and safety or other information associated with the Products covered by this Section 6.5.  Details of the operating procedure respecting such adverse event reports and safety information exchange shall be the subject of a mutually-agreed written pharmacovigilance agreement (“Pharmacovigilance Agreement”) between the Parties which shall be entered into within such six (6) month period (or such longer period as may be agreed between the Parties).

(d)                                 Each Party agrees that the other may audit its pharmacovigilance systems/operations or contracted pharmacovigilance activities at reasonable intervals to ensure that the elements set forth in the Pharmacovigilance Agreement are being met.  The Parties will discuss and agree in good faith on how such audits will be conducted (including with respect to audit plan, duration of audit, audit report and corrective actions).  Each Party’s routine audit will be scheduled no more frequently than once every two (2) years, with a minimum of 90 days notice.  All such audits shall be reasonable in scope, limited to the Product, and shall take place during normal business hours.  The audited Party will correct (and/or ensure if Affiliates and Sublicensees correct) any audit observations in a timely manner and communicate its corrective actions to the other Party.

(e)                                  Notwithstanding paragraph (d) above, in the case of a serious suspected breach of compliance with the Pharmacovigilance Agreement, a directed audit may be performed by either Party, or an independent Third Party, upon thirty (30) days written notice to the auditee, without further need for agreement between the Parties.

(f)                                   The Parties shall allow foreign and local Regulatory Authorities in the Territory to inspect their pharmacovigilance operations as it is necessary for Novartis to obtain and maintain Regulatory Approvals for the Products in countries in the Territory.  Each Party shall provide the other with written notice (at the time of the notification) of any inspection addressing Product-specific pharmacovigilance and allow a representative from the other Party to attend and participate in such inspections.  The inspected Party shall communicate urgent or critical issues affecting the other Party’s pharmacovigilance activities within fourteen (14) Business Days of receipt of documented findings cited during a Regulatory Authority inspection.  Once corrective actions are determined, the inspected Party will provide a summary of the relevant inspection findings, with associated corrective actions, where the other Party is impacted.

7.                                      FINANCIAL PROVISIONS

7.1                               Signature and Technical Access Fee.  In consideration of the licenses and rights granted to Novartis hereunder, Novartis shall pay to GW a one-time, non-refundable, non-creditable upfront payment of five million USD (US$ 5,000,000) within thirty (30) days after receipt by Novartis of an invoice in the form of Exhibit E, which invoice shall be issued no earlier than the Effective Date.

7.2                               Milestone Payments.

(a)                                 In further consideration of the licenses and rights granted to Novartis hereunder, upon first achievement of each of the Milestones set forth below by Novartis, its Affiliates or sublicensees, the corresponding one-time Milestone Payments shall be payable by Novartis to GW:

Milestone	Milestone Payment (USD)

Regulatory/Reimbursement Milestones

Subject to the terms of Section 7.2(c):

Upon the grant of both (a) Marketing Approval and (b) Pricing and/or Reimbursement Approval for the first Product by the applicable Regulatory Authorities in Australia, for use of such Product for the treatment of spasticity in MS, where the reimbursed price for such Product is higher than US$***per vial

	$	*** million

OR	OR

Upon the grant of both (a) Marketing Approval and (b) Pricing and/or Reimbursement Approval for the first Product by the applicable Regulatory Authorities in Australia, for use of such Product for the treatment of spasticity in MS, where the reimbursed price for such Product is between US$*** per vial and US$*** per vial

	$	*** million

OR	OR

Upon the grant of both (a) Marketing Approval and (b) Pricing and/or Reimbursement Approval for the first Product by the applicable Regulatory Authorities in Australia, for use of such Product for the treatment of spasticity in MS, where the reimbursed price for such Product is lower than US$*** per vial

	$	*** million

Upon the earlier of:

(i) grant of both (a) Marketing Approval and (b) Pricing and/or Reimbursement Approval for the first Product by the applicable Regulatory Authorities in *** for use of such Product for the treatment of spasticity in MS, and

(ii) Launch of the first Product in ***

	$	*** million

Upon the earlier of:

(i) grant of both (a) Marketing Approval and (b) Pricing and/or Reimbursement Approval for the first Product by the applicable Regulatory Authorities in both *** for use of such Product for the treatment of spasticity in MS, and

(ii) Launch of the first Product in ***

	$	*** million
Upon the grant of Marketing Approval for the first Product for the treatment of cancer pain by the applicable Regulatory Authorities in the ***	$	*** million

Upon the earlier of:

(i) the grant of both (a) Marketing Approval and (b) Pricing and/or Reimbursement Approval for the first Product by the applicable Regulatory Authorities in *** for use of such Product for the treatment of cancer pain, and

(ii) Launch of the first Product approved for ***

	$	*** million

***         Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

Milestone	Milestone Payment (USD)

Upon the earlier of:

(i) the grant of both (a) Marketing Approval and (b) Pricing and/or Reimbursement Approval for the first Product by the applicable Regulatory Authorities in *** for use of such Product for the treatment of cancer pain, and

(ii) Launch of the first Product approved for ***

	$	*** million

Upon the earlier of:

(i) the grant of both (a) Marketing Approval and (b) Pricing and/or Reimbursement Approval for the first Product by the applicable Regulatory Authorities in ***for use of such Product for the treatment of cancer pain, and

(ii) Launch of the first Product approved for ***

	$	*** million

Upon the earlier of:

(i) grant of both (a) Marketing Approval and (b) Pricing and/or Reimbursement Approval for the first Product by the applicable Regulatory Authorities in *** for use of such Product for an indication other than the treatment of spasticity in MS and the treatment of cancer pain; and

(ii) Launch of the first Product in *** for an indication other than the treatment of spasticity in MS and the treatment of cancer pain

	$	*** million
Commercialization Milestones
First Calendar Year in which annual aggregate Net Sales in the Territory of all Products by Novartis, its Affiliates and Sublicensees exceed *** million USD (US$ *** million)	$	*** million
First Calendar Year in which annual aggregate Net Sales in the Territory of all Products by Novartis, its Affiliates and Sublicensees exceed *** million USD (US$ *** million)	$	*** million
First Calendar Year in which annual aggregate Net Sales in the Territory of all Products by Novartis, its Affiliates and Sublicensees exceed *** million USD (US$ *** million)	$	*** million
First Calendar Year in which annual aggregate Net Sales in the Territory of all Products by Novartis, its Affiliates and Sublicensees exceed *** USD (US$ *** million)	$	*** million

(b)                                 Each Milestone Payment shall be deemed earned as of the first achievement of the corresponding Milestone by any of the Products and shall be notified by Novartis to GW within sixty (60) days after achievement of the Milestone.  For the avoidance of doubt:  (i) each Milestone Payment shall be payable only on the first occurrence of the Milestone; (ii) none of the Milestone Payments shall be payable more than once; and (iii) other than as set forth in Section 4.2(b)(ii), no additional Milestone Payments shall be due for Milestones completed for the Development and Commercialization of additional Products or of Products for any additional indications.

(c)                                  If the first Product is Launched in Australia prior to obtaining Pricing and/or Reimbursement Approval, Novartis shall report the occurrence of such Milestone within sixty (60) days of

***         Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

achievement, at which point GW may invoice Novartis for *** USD (US$ ***), with the balance of the applicable Milestone Payment (if any) becoming due once Pricing and/or Reimbursement Approval is obtained and the approved reimbursement price is notified to GW.

7.3                               Royalty Payments.

(a)                                 In consideration of the licenses and rights to Novartis hereunder, during the applicable Royalty Term, Novartis will make royalty payments to GW, based on Net Sales of all Products in the Territory by Novartis, its Affiliates and sublicensees, at the applicable rates set forth below.

Aggregate Net Sales of Applicable Product throughout the Territory in any Calendar Year by Novartis, its Affiliates or Sublicensees	Royalty Rate
Portion of annual Net Sales of the Products which are less than or equal to US$ *** million	***	%
Portion of annual Net Sales of the Products which are over US$ *** million but less than or equal to US$ *** million	***	%
Portion of annual Net Sales of the Products which are over US$ *** million but less than or equal to US$ *** million	***	%
Portion of annual Net Sales of the Products which are over US$ *** million	***	%

(b)                                 For example, if Net Sales of the Products in a Calendar Year are US$ *** million, the royalty on such Net Sales shall be equal to US$ *** million, that is, the sum of ***% of US$ *** million, ***.

(c)                                  Royalties will be payable on a country-by-country basis from First Commercial Sale of the first Product in such country by Novartis, its Affiliates or Sublicensees for the Term of the Agreement, subject to adjustment for Third Party License Fees and Competitive Products as described in Sections 7.4 and 7.5 below.

(d)                                 For the avoidance of doubt, royalties shall be payable only once with respect to the same unit of Product.

7.4                               Third Party License Fees.

(a)                                 GW shall remain responsible for the payment of royalty, milestone and other payment obligations, if any, due to Third Parties under any GW Technology which has been licensed to GW and is sublicensed to Novartis under this Agreement.  All such payments shall be made promptly by GW in accordance with the terms of the applicable license agreement(s).  In addition, in the event the Parties agree that rights to any Patent Rights issuing in the Territory from patent application *** are required to use, import, sell or otherwise Commercialize the Product in any country in the Territory, GW shall negotiate and acquire such rights through a license or otherwise at its own cost and expense, and such rights shall thereafter be deemed part of the GW Technology licensed to Novartis hereunder.

***         Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

(b)                                 Subject to the provisions of Sections 7.4(a) and 13.1(d), in the event that either Party determines that rights to intellectual property owned or Controlled by a Third Party are required to research, develop, manufacture, use, import, sell or otherwise Commercialize a Product in any country in the Territory (in addition to the GW Technology and outside the intellectual property falling under the scope of sub-Section 7.4(a)) (such Third Party intellectual property being “Relevant Third Party Rights”), it shall bring to the attention of the other Party such Relevant Third Party Patent Rights, and subject to the execution of a community of interest or joint defence agreement, provide to the other Party written notice of the basis of the determination that such a license is required and any available evidence related to such determination.  GW shall have the right to determine whether any license to any such Relevant Third Party Rights is required; provided, however, that in the event that GW determines that no such license is required with respect to any given Relevant Third Party Right(s), the indemnity set forth in Section 13.1(e) shall apply with respect to such Relevant Third Party Right(s).  GW shall also have the right to negotiate and acquire access to such Relevant Third Party Rights through a license or otherwise (but in each case such that the Relevant Third Party Rights are Controlled by GW and included in the licenses granted to Novartis under Section 2.1) and to add to the payments due to GW hereunder *** percent (***%) of the amounts paid (including milestone payments, royalties or other license fees) by GW to such Third Party attributable to Net Sales in countries in the Territory.  Novartis agrees to fully cooperate with GW to acquire such rights.  In the event that GW fails to acquire access to any Relevant Third Party Right(s) through a license or otherwise, the indemnity set forth in Section 13.1(e) shall apply with respect to such Relevant Third Party Right(s).  For clarity, the Otsuka Patents are Relevant Third Party Patents.

7.5                               Competitive Products.  In the event one or more Competitive Product(s) are marketed by any Third Party(ies) in any country in the Territory, the royalty rates applicable to the Product in such country for the remainder of the Term shall be reduced as set forth below:

(a)                                 For any period in which actual sales of Products in such country are between *** percent (***%) and *** percent (***%) of the Baseline Sales for such country, the royalty rate applicable to such country shall be equal to *** percent (***%) of weighted average royalty rate described in Section 7.3 on Net Sales throughout the Territory;

(b)                                 For any period in which actual sales of Products in such country are between *** percent (***%) and *** percent (***%) of the Baseline Sales for such country, the royalty rate applicable to such country shall be equal to fifty percent (50%) of weighted average royalty rate described in Section 7.3 on Net Sales throughout the Territory;

(c)                                  For any period in which actual sales of Products in such country are between *** percent (***%) and *** percent (***%) of the Baseline Sales for such country, the royalty rate applicable to such country shall be equal to *** percent (***%) of weighted average royalty rate described in Section 7.3 on Net Sales throughout the Territory; and

(d)                                 For any period in which actual sales of Products in such country are less than *** percent (***%) of the Baseline Sales for such country:

(i)                                     Novartis shall pay GW a royalty equal to the greater of:  (A) *** percent (***%) of Net Sales of Products by Novartis, its Affiliates or Sublicensees in such country; and (B) [X] percent ([X]%) of Net Sales of Products by Novartis, its Affiliates or

***         Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

Sublicensees in such country, where [X] is such that the sum of [X] percent ([X]%) of such Net Sales and ***; and

(ii)                                  sales of Products in such country shall not count towards aggregate Net Sales of the Product in the Territory for purposes of the royalty tiers set forth in Section 7.3(a).

For each Calendar Year, the anticipated royalty reductions applicable under this Section 7.5 for any given country will be determined based on Novartis’ forecast sales for such country, subject to annual reconciliation to actual sales in such country within sixty (60) days after the end of such Calendar Year.  For clarity, the provisions of Section 7.11(g) shall apply in the event that any such reconciliation reveals an overpayment or underpayment of royalties by Novartis.

7.6                               No Projections.  GW and Novartis acknowledge and agree that nothing in this Agreement shall be construed as representing an estimate or projection of anticipated sales of any Product, and that the Milestones and Net Sales levels set forth above or elsewhere in this Agreement or that have otherwise been discussed by the Parties are merely intended to define the Milestone Payments and royalty obligations to GW in the event such Milestones or Net Sales levels are achieved.  NEITHER GW NOR NOVARTIS MAKES ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, THAT GW, ITS AFFILIATES OR SUBLICENSEES WILL BE ABLE TO SUCCESSFULLY DEVELOP ANY PRODUCT OR, IF DEVELOPED, THAT NOVARTIS, ITS AFFILIATES OR SUBLICENSEES WILL BE ABLE TO SUCCESSFULLY COMMERCIALIZE ANY PRODUCT OR, IF COMMERCIALIZED, THAT ANY PARTICULAR NET SALES LEVEL OF SUCH PRODUCT WILL BE ACHIEVED.

7.7                               Payment Terms.

(a)                                 After receipt by GW of a notice given under Section 7.2(b), GW shall submit an invoice to Novartis substantially in the form of Exhibit E for the corresponding Milestone Payment, provided that no such invoice shall be submitted prior to the Effective Date.  Novartis shall make the corresponding Milestone Payment within *** days after receipt of such invoice.

(b)                                 Within *** days after each Calendar Quarter during the term of this Agreement following the First Commercial Sale of a Product in the Territory by Novartis, its Affiliates or Sublicensees, Novartis will provide to GW a Sales & Royalty Report.  After receipt of such report, GW shall submit an invoice to Novartis substantially in the form of Exhibit E with respect to the royalty amount shown therein.  Novartis shall pay such royalty amount within thirty (30) days after receipt of such invoice.

(c)                                  All payments from Novartis to GW under this Agreement shall be made by wire transfer in US Dollars from a source in Switzerland to the credit of such bank account as may be designated by GW in this Agreement or in writing to Novartis.  Any payment which falls due on a date which is not a Business Day may be made on the next succeeding Business Day.

7.8                               Currency.  All payments under this Agreement shall be payable in US dollars.  When conversion of payments from any foreign currency is required to be undertaken by Novartis, the USD equivalent shall be calculated using Novartis’ then-current standard exchange rate methodology as applied in its external reporting.

***         Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

7.9                               Taxes.  GW will pay any and all taxes levied on account of any payments made to it under this Agreement.  Novartis hereby warrants to GW that as at the Effective Date there are no requirements under any applicable Laws to make any withholding or deductions in respect of any payments it is or will be required to make to GW pursuant to the terms of this Agreement and that it will make all such payments free of any such withholding or deduction in respect of tax unless and until there is a change to the applicable Laws which then requires Novartis to make a withholding or deduction for tax.  Novartis will notify GW of any such change of applicable Laws.  If any taxes are required to be withheld by Novartis, Novartis will:  (a) deduct such taxes from the payment made to GW; (b) timely pay the taxes to the proper taxing authority; (c) send proof of payment to GW; and (d) reasonably assist GW in its efforts to obtain a credit for such tax payment.  Each Party agrees to reasonably assist the other Party in lawfully claiming exemptions from and/or minimizing such deductions or withholdings under double taxation laws or similar circumstances; except that if Novartis is obliged by applicable Laws to make a deduction or withholding in respect of tax from any amount payable under this Agreement as a result of the failure by Novartis to complete any procedural formality necessary for it to obtain authorization to make a payment hereunder without the obligation to make a deduction or withholding, the amount due from Novartis to GW will be increased to an amount equal to the amount which, after making any deduction or withholding in respect of tax, leaves an amount equal to the payment which GW would have received if no deduction or withholding had been required.

7.10                        Records.  Each Party shall keep and procure that its Affiliates keep and, where applicable, sublicensees keep complete, true and accurate books and records in accordance with its Accounting Standards in sufficient detail for the other Party to determine the payments due and costs incurred under this Agreement.  Each Party will keep such books and records, or procure such books and records are kept, for at least three (3) Calendar Years following the end of the fiscal year to which they pertain.

7.11                        Audit Rights.

(a)                                 For purposes of the audit rights described herein, the Party subject to an audit in any given year will be referred to as the “Auditee” and the other Party who has certain and respective rights to audit the books and records of the Auditee will be referred to as the “Audit Rights Holder”.

(b)                                 Each Party may, upon written request and at its expense (except as provided for in Section 7.11(g)), cause an internationally-recognized independent accounting firm selected by it (except one to whom the Auditee has a reasonable objection), (the “Audit Team”) to audit during ordinary business hours, at such place or places as they are customarily kept, the books and records of the other Party and its Affiliates for a given Calendar Year and the correctness of any payments made or required to be made to or by such Party during such Calendar Year under this Agreement, and any report underlying such payment (or lack thereof), pursuant to the terms of this Agreement.  Prior to commencing its work pursuant to this Agreement, the Audit Team shall enter into an appropriate confidentiality agreement with the Auditee.  In the event that Novartis has not audited the books of any Sublicensee of Novartis with respect to a given period and GW wishes Novartis to do so, (i) GW shall provide written notice of such request to Novartis, along with its preferred choice of auditor, (ii) Novartis shall inform the Sublicensee that it intends to exercise its audit rights, (iii) Novartis shall, in good faith, endeavour to use the auditor proposed by GW, subject to Sublicensee’s consent to use such auditor, if Sublicensee’s consent is required, (iv) GW shall agree with Novartis and the auditor the fees for the audit and such fees shall be fully payable by GW, and (v) Novartis shall provide GW with a report from the auditor which states whether or not the Net Sales reported by the Sublicensee are correct and, if the reported Net Sales are incorrect, the amount of the discrepancy.

(c)                                  In respect of each audit of the Auditee’s books and records:  (i) the Auditee shall be audited not more frequently than once per year; (ii) no records for any given year for an Auditee may be audited more than once; and (iii) the Audit Rights Holder shall only be entitled to audit books and records of an Auditee from the three (3) Calendar Years prior to the Calendar Year in which the audit request is made.

(d)                                 In order to initiate an audit for a particular Calendar Year, the Audit Rights Holder must provide written notice to the Auditee, which notice shall include one or more proposed dates for the audit and which notice shall be given not less than forty-five (45) days prior to the first proposed audit date.  The Auditee will reasonably accommodate the scheduling of such audit.  The Auditee shall provide the Audit Team(s) with full and complete access to the applicable books and records and otherwise reasonably cooperate with such audit.

(e)                                  The Auditee shall have the right to request a further determination by such Audit Team as to matters which the Auditee disputes within thirty (30) days following receipt of such report.  The Auditee will provide the Audit Rights Holder and the Audit Team with a reasonably detailed statement of the grounds upon which it disputes any findings in the audit report and the Audit Team shall undertake to complete such further determination within thirty (30) days after the dispute notice is provided, which determination shall be limited to the disputed matters.  If the Parties disagree as to such further determination, the Parties agree that they shall use reasonable efforts, through the participation of finance representatives of both companies, to resolve any dispute arising in relation to any audit conducted hereunder by good faith discussion.  If, despite using such good faith efforts, the Parties are unable to resolve an audit related dispute the Audit Rights Holder and the Auditee shall mutually select an internationally recognized independent accounting firm that shall make a final determination as to the remaining matters in dispute, which determination shall be binding upon the Parties.

(f)                                   Neither the Audit Team, nor any accountants appointed under Section 7.11(e), shall disclose to the Audit Rights Holder any information relating to the business of the Auditee except that which should properly have been contained in any report required hereunder or is otherwise required to be disclosed to such Party to verify the payments required to be made pursuant to the terms of this Agreement.

(g)                                  If the Parties discover, whether by audit or otherwise, that Novartis has made an overpayment, Novartis will deduct such overpayment in subsequent Sales & Royalty Reports for the following Calendar Quarters until the full amount that Novartis was entitled to receive is deducted, except that the maximum amount that may be deducted in a single Sales & Royalty Report is 50% of the royalties otherwise payable for the Calendar Quarter to which that report refers.  If the full amount cannot be deducted from such subsequent amounts in the next four (4) quarters, GW shall promptly pay to Novartis the amount of any such overpayment within sixty (60) days of receiving an invoice from Novartis.  If the Parties discover whether by audit or otherwise, that Novartis has made an underpayment, Novartis will add such underpayment to the Sales & Royalty Report for the following Calendar Quarter, except that the maximum amount that may be added in a single Sales & Royalty Report is ***% of the royalties otherwise payable for the Calendar Quarter to which that report refers.

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(h)                                 Further, if the audit for any one or more Calendar Years shows an under-reporting or underpayment or an overcharge by the Auditee for that period in excess of *** percent (***%) of the amounts properly determined, the Auditee shall reimburse the Audit Rights Holder for its out-of-pocket expenses, including the fees and expenses paid by it to the Audit Team(s), in connection with said audit, which reimbursement shall be made within forty-five (45) days of receiving appropriate invoices and other support for such audit-related costs.

7.12                        VAT.  All payments to GW under the terms of the Agreement are expressed to be exclusive of all sales, service or value added taxes howsoever arising and Novartis shall pay to GW in addition to those payments all value added tax for which GW is liable to account to H M Revenue & Customs in relation to any supply made or deemed to be made for value added tax purposes to this Agreement on receipt of a tax invoice or invoices from GW.

7.13                        Late Payments.  If either Party fails to make any payment due to the other Party hereunder on the due date for payment and the payment is not in dispute between the Parties, or the dispute has not been resolved, then without prejudice to any other right or remedy available to the payee, the payee shall be entitled to charge the payor interest (but only after judgement) on the amount unpaid at the annual rate of twelve (12) month LIBOR plus *** per cent (***%) calculated on a daily basis until payment in full is made without prejudice to the payee’s right to receive payment on the due date.

8.                                      INTELLECTUAL PROPERTY

8.1                               Ownership, Prosecution and Maintenance.

(a)                                 Except for the rights specifically granted by one Party to the other under this Agreement, both Parties will retain all title, rights, interest, and ownership in their respective Intellectual Property.

(b)                                 Except as set forth in Section 8.2, GW will be responsible for, and shall use commercially reasonable efforts in, filing, prosecuting, maintaining and defending oppositions to the GW Patents and the GW Trademarks in the Territory and enforcing GW Trademarks in the Territory, including by conducting any necessary or desirable claims or proceedings (including but not limited to any interference, re-issue, re-examination, opposition or revocation proceeding) as follows:

(i)                                     for those GW Patents which, at the Effective Date, are applications pending before a government Patent Office in a country in the Territory or which are granted in a county in the Territory, GW shall use commercially reasonable efforts to further prosecute, maintain and defend such GW Patents in such countries, at its own cost and expense;

(ii)                                  for those GW Patents which are still at the PCT application phase at the Effective Date, when such PCT application(s) reach the national phase GW shall use commercially reasonable efforts to prosecute, maintain and defend oppositions to such GW Patents in the Key Countries, to the extent all of the Key Countries have been designated in the relevant PCT application at its own cost and expense.  At Novartis’ request and expense, GW will use commercially reasonable efforts to prosecute, maintain and defend these Patent Rights in such additional PCT countries

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(iii)                               (additional to the Key Countries) in the Territory as Novartis may request.  GW’s reasonable out-of-pocket costs in prosecuting, maintaining and defending oppositions to such Patent Rights in such additional PCT countries (additional to the Key Countries) in the Territory shall, subject to Section 8.1(b)(viii), be shared equally between the Parties and Novartis shall reimburse GW for its share of such out-of pocket costs as set forth in the final paragraph of this Section 8.1(b); and

(iv)                              in all future PCT applications made by GW which contain, or may give rise to, GW Patents, GW shall designate all countries within the Territory which are signatories to the Patent Cooperation Treaty and, when such PCT application reaches the national phase, GW shall use commercially reasonable efforts to prosecute, maintain and defend such GW Patents in the Key Countries at its own cost and expense.  At Novartis’ request, GW will use commercially reasonable efforts to prosecute, maintain and defend these Patent Rights in such additional PCT countries additional to the Key Countries) in the Territory as Novartis may request at Novartis’ cost and expense.  In addition, at the time of filing any future PCT application, GW shall also file corresponding applications in any Key Countries which are not PCT countries and in such other non-PCT countries in the Territory as Novartis may elect.  GW’s reasonable out-of-pocket costs in prosecuting, maintaining and defending oppositions to such Patent Rights in such additional PCT countries (additional to the Key Countries) in the Territory and any non-PCT countries (other than any Key Countries which are not PCT countries) in the Territory shall, subject to Section 8.1(b)(viii), be shared equally between the Parties and Novartis shall reimburse GW for its share of such out-of pocket costs as set forth in the final paragraph of this Section 8.1(b);

(v)                                 GW will use commercially reasonable efforts to further prosecute, maintain, defend and enforce the GW Trademarks listed in Exhibit A at its own cost and expense.  In addition, GW will use commercially reasonable efforts to further prosecute, maintain, defend and enforce the GW Trademarks in such additional countries in the Territory as the Parties agree from time to time and Novartis shall reimburse GW for its reasonable out-of pocket costs in prosecuting, maintaining, defending and enforcing the GW Trademarks in such additional countries, as set forth in the final paragraph of this Section 8.1(b); and

(vi)                              GW will use commercially reasonable efforts to file, prosecute, maintain, defend and enforce any alternative GW Trademark agreed to pursuant to Section 6.3(a) in the Key Countries at its own cost and expense.  In addition, GW will use commercially reasonable efforts to further prosecute, maintain, defend and enforce any such alternative GW Trademark in such additional countries in the Territory as the Parties agree from time to time and Novartis shall reimburse GW for its reasonable out-of pocket costs in prosecuting, maintaining, defending and enforcing such alternate GW Trademark in such additional countries, as set forth in the final paragraph of this Section 8.1(b).

(vii)                           GW will oppose any Third Party trademark requested by Novartis in the Key Countries at its own cost and expense where it is commercially reasonable for GW to do so and/or where such Third Party trademark may pose potential patient safety risks, namely the potential to contribute to medication errors.  In addition, GW will use reasonable efforts to oppose any Third Party trademark requested by Novartis in such additional countries in the Territory as the Parties agree from time to time and Novartis shall reimburse GW for its reasonable out of pocket costs in opposing any such Third Party trademark in such additional countries, as set forth in the final paragraph of this Section 8.1(b).

(viii)                        GW will consult with Novartis and keep Novartis reasonably informed of the status of each such GW Patent and GW Trademark and consider in good faith any written comments by Novartis with respect to any key decisions with respect thereto, such as any filings, oppositions or deviations from the prosecution model therefor.  GW will also notify Novartis of any decision not to file applications for, or to cease prosecution and/or maintenance and/or defence of, or not to continue to pay the expenses of prosecution and/or maintenance and/or defence of, any GW Patents or GW Trademarks in any country in the Territory.  GW will provide such notice at least thirty (30) days prior to any filing or payment due date, or any other due date that requires action, in connection with such Patent Right or trademark right.  In such event, GW shall permit Novartis, at its sole discretion and expense, to file, re-file or to continue prosecution or maintenance of such GW Patent or GW Trademark.  GW agrees, without additional consideration, to give all necessary consents, declarations and documentation as are reasonably required to implement the foregoing.  Within thirty (30) days after each Calendar Quarter during which GW has incurred any out-of-pocket costs which are subject to reimbursement by Novartis under this Section 8.1(b), GW will provide to Novartis setting forth a detailed accounting of all such out-of-pocket costs, and shall submit an invoice to Novartis substantially in the form of Exhibit C with respect to the amount of such out-of-pocket costs.  Unless disputed, Novartis shall pay such amount within sixty (60) days after receipt of such invoice.

(ix)                              In the event (a) Novartis gives GW a notice pursuant to Section 6.4(a) with respect to a country in which Novartis has required GW to file, prosecute, maintain and defend a GW Patent pursuant to Section 8.1(b)(ii) or 8.1(b)(iii), (b) Novartis has not submitted a Regulatory Filing for Marketing Approval of at least one Product in a non-Key Country with respect to which Novartis has required GW to file, prosecute, maintain and defend a GW Patent pursuant to Section 8.1(b)(ii) or 8.1(b)(iii) within three (3) years of the date on which it obtained the first Regulatory Approval of the first Product in a Key Country in the same Region; or (c) Novartis is deemed to have given GW notice pursuant to Section 6.4(c) with respect to a Region, GW shall cease to be obliged to further prosecute, maintain and defend such GW Patents in such country(ies)/Region(s) (as applicable in the circumstances) and Novartis shall reimburse GW the reasonable out-of-pocket costs incurred by GW in filing, prosecuting, maintaining and defending the GW Patents in such country(ies)/Region(s) (as applicable in the circumstances) to the point in time where GW’s obligation to file, prosecute, maintain and defend such GW Patent in such country/Region ceased.

(c)                                  All Intellectual Property generated, developed or created by either Party arising out of or in connection with the performance of this Agreement (“Resulting Intellectual Property”) will belong to and vest the inventing Party, and the non-inventing Party will offer reasonable assistance, including providing any needed information and disclosures, to the inventing Party as needed to secure patent protection for Resulting Intellectual Property.

(d)                                 Inventing Party will notify non-inventing Party of any decision not to file applications for, or to cease prosecution and/or maintenance of, or not to continue to pay the expenses of prosecution and/or maintenance of, Patent Rights filed for or obtained in any country in the Territory covering Resulting Intellectual Property at least thirty (30) days prior to any filing or payment due date, or any other due date that requires action, in connection with obtaining patent protection.  In such event, inventing Party shall permit non-inventing Party, at its sole discretion and expense, to file or to continue prosecution or maintenance of patents covering such Resulting Intellectual Property in the Territory.

8.2                               Infringement Issues.

(a)                                 Each Party will promptly notify the other of any infringement or mis-use in the Territory by a Third Party of any of the GW Technology, any GW Trademark, any Resulting Intellectual Property, or any data or market exclusivity rights Novartis may have in any country in the Territory in relation to the Product, of which it becomes aware (collectively “Third Party Infringement”).

(b)                                 Novartis will have the first right to bring and control any legal action in connection with the Third Party Infringement in the Territory, including any counterclaim for invalidity or unenforceability or any declaratory judgment action, where such Third Party Infringement is through the Commercialization by a Third Party of a Competitive Product at its own expense as it reasonably determines appropriate.  Where Novartis decides to commence proceedings, Novartis shall be entitled to require GW to join Novartis as co-plaintiff in the prosecution of a Third Party Infringement.  In such case GW shall provide all necessary assistance to Novartis in relation to any such proceedings and Novartis shall, on demand reimburse GW for all out-of-pockets costs arising from such activity.  Notwithstanding the foregoing, where GW is not required to join Novartis as a co-plaintiff, GW shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.  If Novartis fails to either (i) bring an action or proceeding with respect to, or (ii) otherwise terminate, such infringement or mis-use of, any GW Technology or GW Trademarks (A) within one hundred twenty (120) days following the notice of alleged infringement or (B) prior to ten (10) days before the time limit, if any, set forth in the appropriate Laws and regulations for the filing of such actions, whichever comes first, GW shall have the right, upon written approval of Novartis, to bring and control any such action at its own expense and by counsel of its own choice.  Where GW decides to commence proceedings in relation to GW Technology or GW Trademarks, GW shall be entitled to require Novartis to join GW as co-plaintiff.  In such case Novartis shall provide all necessary assistance to GW in relation to any such proceedings and GW shall, on demand reimburse Novartis for all out-of-pockets costs arising from such activity.  In all other circumstances Novartis shall have the right, at its own expense, to be represented in any such action by counsel of its own choice; provided, however, that if Novartis notifies GW in writing prior to ten (10) days before such time limit for the filing of any such action that Novartis intends to file such action before the time limit, then Novartis shall be obligated to file such action before the time limit, and GW will not have the right to bring and control such action.

(c)                                  In connection with any such proceeding, Novartis shall not enter into any settlement admitting the invalidity of, or otherwise impairing GW’s rights in, the GW Technology or GW Trademarks without the prior written consent of GW, which will not be unreasonably withheld or delayed.

(d)                                 Any recoveries resulting from such an action relating to a claim of Third Party Infringement shall be first applied against payment of each Party’s costs and expenses in connection therewith.  In the event that Novartis brought such action, any remainder will be retained by (or if received by GW, paid to) Novartis; provided, however, that the remainder shall be subject to a royalty payment to GW as if such amount was Net Sales under this Agreement.  In the event that GW brought such action, any remainder shall be retained by GW, unless Novartis was joined as a party to such action, in which case the remainder shall be shared in the ratio of one-third to Novartis and two-thirds to GW.

8.3                               Patent extensions.  If requested by Novartis, GW shall cooperate in obtaining patent term restoration, supplemental protection certificates or their equivalents, and patent term extensions with respect to the GW Patents in any country and/or region in the Territory where applicable.  GW shall provide all reasonable assistance requested by Novartis, including permitting Novartis to proceed with applications for such in the name of GW, if deemed appropriate by Novartis, and executing documents and providing any relevant information to Novartis.  Novartis shall in its sole discretion determine which, if any, GW Patents it will apply to extend.

9.                                      CONFIDENTIALITY

9.1                               Duty of Confidence.  Subject to the other provisions of this Article 9, all Confidential Information disclosed by a Party or its Affiliates under this Agreement will be maintained in confidence and otherwise safeguarded by the recipient Party and its Affiliates.  The recipient Party may only use the Confidential Information for the purposes of this Agreement and pursuant to the rights granted to the recipient party under this Agreement.  Subject to the other provisions of this Article 9, each Party will hold as confidential such Confidential Information of the other Party or its Affiliates in the same manner and with the same protection as such recipient Party maintains its own confidential information and with at least a reasonable degree of care.  Subject to the other provisions of this Article 9, a recipient Party may only disclose Confidential Information of the other Party to employees, agents, contractors, consultants, insurers, and advisers of the Party and its Affiliates and Sublicensees and to Third Parties to the extent reasonably necessary for the purposes of, and for those matters undertaken pursuant to, this Agreement; provided that such Persons are bound to maintain the confidentiality of the Confidential Information in a manner consistent with the confidentiality provisions of this Agreement.

9.2                               Exceptions.  The obligations under Section 9.1 above will not apply to any information to the extent the recipient Party can demonstrate by competent evidence that such information:

(a)                                 is (at the time of disclosure) or becomes (after the time of disclosure) known to the public or part of the public domain through no breach of this Agreement by the recipient Party or its Affiliates;

(b)                                 was known to, or was otherwise in the possession of, the recipient Party or its Affiliates prior to the time of disclosure by the disclosing Party or any of its Affiliates;

(c)                                  is disclosed to the recipient Party or an Affiliate on a non-confidential basis by a Third Party who is entitled to disclose it without breaching any confidentiality obligation to the disclosing Party or any of its Affiliates; or

(d)                                 is independently developed by or on behalf of the recipient Party or its Affiliates, as evidenced by its written records, without reference to the Confidential Information disclosed by the disclosing Party or its Affiliates under this Agreement.

Specific aspects or details of Confidential Information will not be deemed to be within the public domain or in the possession of the recipient Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the recipient Party.  Further, any combination of Confidential Information will not be considered in the public domain or in the possession of the recipient Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the recipient Party unless the combination and its principles are in the public domain or in the possession of the recipient Party.

9.3                               Authorized Disclosures.

In addition to the disclosures allowed under Section 9.2:

(a)                                 Novartis, its Affiliates and Sublicensees may disclose Confidential Information disclosed under this Agreement to the extent such disclosure is necessary in the following instances:  (i) filing or prosecuting Patent Rights in the Territory as contemplated by this Agreement; (ii) in connection with Regulatory Filings for Products in the Territory; or (iii) to the extent otherwise necessary or appropriate in connection with exercising the license and other rights granted to Novartis hereunder.

(b)                                 Novartis and its Affiliates may disclose Confidential Information of GW to Third Parties as may be necessary or useful in connection with the registration or Commercialization of Product(s) as contemplated by this Agreement, including in connection with Sublicensing and Subcontracting transactions, provided such Third Parties are obligated to substantially the same extent as set forth in Section 9.1 to hold in confidence and not use for such Confidential Information for any purpose other than those permitted by this Agreement.

(c)                                  GW and its Affiliates may disclose Confidential Information disclosed under this Agreement:  (i) to its actual or potential investment bankers; (ii) to its existing and potential investors, other than Novartis Competitors, in connection with an offering or placement of securities for purposes of obtaining financing for its business and to actual and prospective lenders, other than Novartis Competitors, for the purpose of obtaining financing for its business; and (iii) to a bona fide potential acquirer or merger partner, other than any Novartis Competitor, for the purposes of evaluating entering into a merger or acquisition, provided, however, that in each case any such persons must be obligated to substantially the same extent as set forth in Section 9.1 to hold in confidence and not make use of such Confidential Information for any purpose other than assessing a potential investment in, financing of, or acquisition of or merger with GW.  With respect to any existing and potential investor, actual and prospective lender or bona fide potential acquirer or merger partner of GW which is a Novartis Competitor, GW may disclose a copy of this Agreement from which the financial provisions have been redacted together with other Confidential Information of a non-financial nature disclosed under this Agreement (other than the Commercialization Plans) to the Novartis Competitor and an unredacted copy of this Agreement, together with other Confidential Information of a financial nature disclosed under this Agreement, to a Third Party adviser to any such Novartis Competitor, which adviser may not disclose any terms of this Agreement or any such financial information to such Novartis Competitor, but shall be permitted to assess the valuation assumptions of such Novartis Competitor in view of such terms and financial information and advise such Novartis Competitor whether the financial value of this Agreement to GW, taken as a whole, is materially consistent with (or materially inferior or superior to) the assumptions made by such Novartis Competitor; provided, however, that in each case any such Third Party adviser has entered into a written confidentiality agreement under which it is obligated to substantially the same extent as set forth in Section 9.1 to hold in confidence and not make use of such Confidential Information for any purpose other than the foregoing.

(d)                                 Either Party may disclose Confidential Information disclosed to it under this Agreement to the extent such disclosure is necessary in the following instances:  (i) prosecuting or defending litigation as contemplated by this Agreement; or (ii) complying with applicable court orders or governmental regulations;

(e)                                  In the event the recipient Party is required to disclose Confidential Information of the disclosing Party in connection with bona fide legal process, such disclosure shall not be a breach of this Agreement; provided that the recipient Party (i) informs the disclosing Party as soon as reasonably practicable of the required disclosure; (ii) limits the disclosure to the required purpose; and (iii) at the disclosing Party’s request and expense, assists in an attempt to object to or limit the required disclosure.

9.4                               Ongoing Obligation for Confidentiality.  The confidentiality obligations of each Party under this Agreement shall continue for the longer of:  (a) fifteen (15) years following the Effective Date; and (b) a period of ten (10) years beyond the first to occur of the following:  (i) termination of this Agreement (where it is terminated by (A) GW pursuant to Section 10.2, 10.3 or 10.6, or (B) Novartis pursuant to Section 10.4), (ii) expiration of this Agreement, or (iii) where the Agreement is terminated by Novartis pursuant to Section 10.2 or 10.3, the date on which Novartis, its Affiliates and Sublicensees cease to Commercialize a Product anywhere in the Territory.  Upon expiry of the ongoing obligation for confidentiality under this Section 9.4, each Party, its Affiliates and (sub)licensees will immediately return to the other Party or destroy any Confidential Information disclosed by the other Party and any document containing the same, except for one copy which may be retained in its confidential files for archive purposes.

9.5                               Publicity Related to this Agreement.  Other than the press release pertaining to this transaction, and save as permitted in Section 9.7, each Party agrees not to issue any press release or other public statement, whether oral or written, disclosing the existence of this Agreement, the terms hereof or any information relating to this Agreement without the prior written consent of the other Party.

9.6                               Use of Names.  Neither Party shall use the name, symbol, trademark, trade name or logo of the other Party or its Affiliates in any press release, publication or other form of public disclosure without the prior written consent of the other Party in each instance (such consent not to be unreasonably withheld or delayed), except for those disclosures for which consent has already been obtained.

9.7                               Disclosures Required By Law.  Each Party may make any disclosures required of it to comply with any duty of disclosure it may have pursuant to law or governmental regulation or pursuant to the rules of any recognized stock exchange.  In the event of a disclosure required by law, governmental regulation or the rules of any recognized stock exchange, the Parties shall coordinate with each other with respect to the timing, form and content of such required disclosure.  If so requested by the other Party, the Party subject to such obligation shall use commercially reasonable efforts to obtain an order protecting to the maximum extent possible the confidentiality of such provisions of this Agreement as reasonably requested by the other Party at the other Party’s cost.  If the Parties are unable to agree on the form or content of any required disclosure, such disclosure shall be limited to the minimum required as determined by the disclosing Party in consultation with its legal counsel.  Without limiting the foregoing, each Party shall consult with the other Party on the provisions of this Agreement, together with exhibits or other attachments attached hereto, to be redacted in any filings made by GW or Novartis with the Securities and Exchange Commission (or other regulatory body) or as otherwise required by law.

9.8                               No Liability for Public Disclosures by Other Party.  Notwithstanding any other provision of this Agreement, neither Party shall have any liability or other obligation (either to the other Party or to any other Person) with respect to any press release, publication or other form of public disclosure or statement of the other Party.

10.                               TERM AND TERMINATION

10.1                        Term.  This Agreement will commence on the Effective Date and continue on a country-by-country basis for the commercial life of the Products (the “Term”), unless otherwise terminated in accordance with the terms of this Agreement.

10.2                        Termination for Cause.  If either Novartis or GW is in material breach of this Agreement, the non-breaching Party may give written notice to the breaching Party specifying the claimed particulars of such breach, and in the event such material breach is not cured within ninety (90) days after such notice, the non-breaching Party shall have the right thereafter to terminate this Agreement immediately by giving written notice to the breaching Party to such effect; provided, however, that if such breach is capable of being cured but cannot be cured within such ninety (90) day period and the breaching Party initiates actions to cure such breach within such period and thereafter diligently pursues such actions, the breaching Party shall have such additional period as is reasonable in the circumstances to cure such breach.  In the event that arbitration is commenced with respect to any alleged breach hereunder pursuant to Section 14.4(b), no purported termination of this Agreement pursuant to this Section 10.2 shall take effect until the resolution of such arbitration.  Any termination by any Party under this Section 10.2 and the effects of termination provided herein shall be without prejudice to any damages or other legal or equitable remedies to which it may be entitled from the other Party.

10.3                        Termination for Insolvency.  Either GW or Novartis may terminate this Agreement without notice if an Insolvency Event occurs in relation to the other Party.  In any event when a Party first becomes aware of the likely occurrence of any Insolvency Event in regard to that Party, it shall promptly so notify the other Party in sufficient time to give the other Party sufficient notice to protect its interests under this Agreement.

10.4                        Termination by Novartis Without Cause.  Novartis may terminate this Agreement without cause at any time after the Effective Date in its entirety or country-by-country basis at any time on sixty (60) days prior written notice.

10.5                        Rights in Bankruptcy.  In the event of the occurrence of an Insolvency Proceeding pertaining to GW:

(a)                                 Novartis shall have the option to acquire ownership of the entire right, title, and interest of GW in the GW Patent Rights and GW Trademarks in the Territory and the GW Technology specific to the Territory and to acquire a fully paid up exclusive sub-licensable licence under other GW Technology such licence to be for use in the Territory (the “Intangible Rights”).  GW shall provide prompt notice to Novartis of the appointment of an Insolvency Officer or the commencement of an Insolvency Proceeding by or against GW under the insolvency laws of any jurisdiction.  The option shall be exercisable by notice (the “Option Notice”) at any time during the sixty (60) day period following such event from Novartis to GW of Novartis’ intent to exercise the option.  Novartis shall nominate three prospective appraisers of recognized repute, and the Insolvency Officer shall select one of them for the purpose of appraising the Intangible Rights.  The appraiser shall value the Intangible Rights at fair market value at the time of appraisal using the valuation technique believed by such appraiser to be most appropriate under the circumstances.  The appraisal report shall be prepared and distributed to Novartis and the Insolvency Officer within thirty (30) days of engagement of the appraiser.  Novartis shall thereafter have thirty (30) days within which to provide notice (the “Option Exercise Notice”) to the Insolvency Officer of its exercise of the option to acquire the Intangible Rights.  Novartis and GW shall cooperate and act in good faith in respect of the exercise of the option and shall use every reasonable effort to cause the sale of the Intangible Rights to close within thirty (30) days following the Option Exercise Notice.  If Novartis does not provide an Option Exercise Notice, the fees and expenses of the Appraiser shall be born by Novartis.  If Novartis exercises the option, the fees and expenses of the Appraiser shall be shared equally by Novartis and GW.

(b)                                 Novartis will be entitled to a complete duplicate of (or complete access to, as appropriate) the GW Technology and all embodiments of the GW Technology, and same, if not already in its possession, will be promptly delivered to it.

10.6                        No Challenge.  GW shall have the right to give thirty (30) days) notice of termination of this Agreement in writing to Novartis if at any time Novartis or any of its Affiliates involved in the registration or Commercialization of Products hereunder challenges, directs a Third Party to challenge or knowingly assists a Third Party in challenging the validity or enforceability of:

(a)                                 any GW Patents in the Territory; or

(b)                                 any GW Trademarks in the Territory,

and this Agreement shall terminate upon expiration of such thirty (30) days notice period.  Novartis shall use Commercially Reasonable Efforts to include a like right of termination for Novartis in any sublicense agreement relating to one or more Products entered into by Novartis following the Effective Date.  For the purposes of this Section 10.6 a Third Party is any Person other than Novartis and those of its Affiliates involved in the registration or Commercialization of Products hereunder.

11.                               EFFECTS OF TERMINATION

11.1                        Termination by Novartis for Cause.  Upon termination of this Agreement by Novartis pursuant to Sections 10.2 or 10.3:

(a)                                 the license granted to GW pursuant to Section 2.1(f) shall continue with respect to the Resulting Intellectual Property Controlled by Novartis at the effective date of termination, but at Novartis’ election (such election to be notified to GW in writing) the license granted to GW pursuant to Section 2.1(f) shall terminate with respect to Resulting Intellectual Property which comes under Novartis’ Control after the effective date of termination;

(b)                                 the licenses and other rights granted by GW to Novartis will remain in effect in accordance with their respective terms; provided, however, that (i) the licenses granted to Novartis in Article 2 shall become perpetual and irrevocable licenses, (ii) in the case of a termination under Section 10.2, the amount of any Milestone Payments and royalties applicable to Net Sales of Product shall be reduced to fifty percent (50%) of the amounts set forth in Article 7, and (ii) in the case of a termination under Section 10.2 Novartis shall have the right to offset the full amount of any damages awarded pursuant to any arbitration conducted under Section 14.4 against future Milestone Payments and/or royalties;

(c)                                  Sections 2.3(a) and (c) shall survive with respect to GW in accordance with their terms;

(d)                                 GW’s obligations under Articles 4 will remain in full force and effect;

(e)                                  GW’s obligations under Article S and the ensuing Manufacturing and Supply Agreement will remain in full force and effect; and

(f)                                   Sections 2.2, 2.4, 6.3, 7 (subject to Section 11.1(b)(ii)), 8, 9, 11.1, 13 and 14 shall survive in accordance with their terms.

11.2                        Termination by GW for Cause or by Novartis Without Cause.  Upon termination of this Agreement by GW pursuant to Sections 10.2, 10.3 or 10.6, or by Novartis pursuant to Section 10.4:

(a)                                 Any licenses and other rights granted by GW to Novartis will terminate and revert to GW;

(b)                                 Notwithstanding the provisions of Section 7.2, no Milestone Payments shall be payable by Novartis during any period during which notice has been given by Novartis under Section 10.4 or by GW under Section 10.2, 10.3 or 10.5;

(c)                                  during any period during which notice has been given by Novartis under Section 10.4 or by GW under Section 10.2, 10.3 or 10.5, Novartis, its Affiliates and Sublicensees shall reasonably cooperate with GW transitioning the registration of the Products in the Territory back to GW; and

(d)                                 commensurate with legislative and regulatory requirements, Novartis shall as soon as practicably possible after termination transfer to GW or its nominee all right, title and interest in all relevant Regulatory Filings or Regulatory Approvals held by Novartis or any of its Affiliates or Sublicensees for any Product(s) (together the “Product Registrations”), and Novartis shall execute (and ensure its Affiliates and Sublicensees execute) all necessary and appropriate letters to the Regulatory Authorities in the Territory (if any) requested by GW to ensure that ownership of the Product Registrations are transferred to GW within ninety (90) days of termination.  In addition, Novartis shall provide GW with copies of all filings and correspondence that are submitted to any Regulatory Authority to the extent they relate to all relevant Product(s) in the Territory;

(e)                                  Novartis shall grant to GW an exclusive, perpetual, irrevocable, fully paid-up, sublicensable license under (i) the data generated by Novartis and its Affiliates’ in the conduct of any Phase IV clinical study with respect to the Product in the Territory, and (ii) the copyright and trade dress rights in the marketing, advertising and promotional materials used by Novartis and its Affiliates to Commercialize the Products in the Territory, to make and have made Regulatory Filings, import, have imported, use, have used, Commercialize and have Commercialized any Product in the Territory.  Expressly excluded from the foregoing license is the right for GW to use the Novartis Marks;

(f)                                   as soon as practicably possible but no later than ninety (90) days following the termination date Novartis shall transfer to GW (together with all right, title and interest in the same) any and all marketing, advertising and promotional documents and materials developed by Novartis and its Affiliates during the term of this Agreement for use in Commercializing the Products, which may only be used in accordance with the licence granted under Section 11.2(e) above;

(g)                                  as soon as practicably possible but no later than ninety (90) days following the termination date, Novartis shall transfer to GW any registrations for domain names owned or Controlled by Novartis, its Affiliates or Sublicensees which correspond to or include any GW Trademark for Product;

(h)                                 Novartis shall have the right to sell Product which is the subject of pre-termination date orders that are binding on Novartis or its Affiliates (including periodic forecasts the first period of which is binding where any such period is one Calendar Quarter or less) and at the end of such Calendar Quarter, Novartis shall report on the location of any and all stocks of Product in the possession, power, custody or control of Novartis or its Affiliates or Sublicensees (the amount of stock being “Inventory”).  At such time GW may elect (by giving Novartis notice in writing within fifteen (15) days of receipt of Novartis’ inventory report) to purchase the Inventory from Novartis at Novartis’s Direct Manufacturing Costs (as defined in Exhibit F, and which definition shall apply as if Novartis is GW).  To the extent that any Novartis mark (including, without limitation, as part of any of the corporate or trading names of any Affiliate of Novartis) has already been affixed by Novartis on Product within Inventory, GW shall not use, sell or offer for sale any such Inventory unless and until all such references to Novartis have been appropriately over-stickered.  If GW does not elect to buy the Inventory within the fifteen (15) day period specified above, to the extent that Novartis, its Affiliates or Sublicensees have entered into binding agreements with one or more Third Parties to supply one or more Products and such agreements remain in effect beyond such termination, Novartis shall have the right to sell Product from Inventory (and the Parties’ rights and obligations under this Agreement shall remain in force and effect to the extent, and for so long as, necessary) for Novartis, its Affiliates and/or Sublicensees to fulfill their obligations under such Third Party agreement(s).

(i)                                     other than as set forth in (f) above, on and after the termination date, Novartis shall deliver to GW all purchase orders for Product received by Novartis; and

(j)                                    Sections 2.1(f), 8.1(a), 8.1(c), 9, 11.2, 13 and 14 shall survive and shall continue to apply.  In the event that this Agreement is terminated with respect to only certain country(ies), the provisions of this Section 11.2 shall apply only with respect to the terminated country(ies), as applicable.

11.3                        Survival.  Termination or expiration of this Agreement will not relieve either Party of any obligation accruing prior to expiration or termination, including any breach of such obligations.

12.                              REPRESENTATIONS, WARRANTIES AND COVENANTS

12.1                        Representations and Warranties by Each Party.  Each Party represents and warrants to the other as of the Effective Date that:

(a)                                 it is a corporation duly organized, validly existing, and in good standing under the Laws of its jurisdiction of formation;

(b)                                 it has full corporate power and authority to execute, deliver, and perform this Agreement, and has taken all corporate action required by law and its organizational documents to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement;

(c)                                  this Agreement constitutes a valid and binding agreement enforceable against it in accordance with its terms;

(d)                                 all consents, approvals and authorizations from all governmental authorities or other Third Parties required to be obtained by such Party in connection with this Agreement have been obtained; and

(e)                                  the execution and delivery of this Agreement and all other instruments and documents required to be executed pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby do not and shall not (i) conflict with or result in a breach of any provision of its organizational documents, ii) result in a breach of any agreement to which it is a party, or (iii) violate any law.

12.2                        Representations and Warranties by GW.  GW represents and warrants to Novartis as of the Effective Date that:

(a)                                 Exhibit A sets forth a complete and accurate list of (i) all GW Patents in existence in the Territory as of the Effective Date, indicating the owner, licensor and/or co-owner(s) thereof if any such GW Patent is not solely owned by GW; (ii) all registrations of, or applications for registrations of, GW Trademarks in existence in the Territory as of the Effective Date, indicating the owner, licensor and/or co-owner(s) thereof if any such GW Trademark is not solely owned by GW; and (iii) all license, assignment, distribution or other agreements relating to the GW Patents and GW Know-How in the Territory and all license, assignment, distribution, co-existence, prior rights or other agreements relating to the GW Trademarks in the Territory;

(b)                                 GW is the sole and exclusive owner, or exclusive licensee of all of the GW Patents and GW Trademarks listed in Exhibit A free from Encumbrances and is listed in the records of the appropriate governmental agencies as the sole and exclusive owner of record or exclusive licensee for each registration, grant and application included in the GW Patents and GW Trademarks listed in Exhibit A;

(c)                                  all of its employees, officers, and consultants who are or have been involved with the Development of Sativex prior to the Effective Date have executed agreements or have existing obligations under applicable Laws requiring assignment to GW of all inventions made during the course of and as the result of the performance of their obligations to GW and obligating them to maintain as confidential GW’s Confidential Information as well as confidential information of other parties (including Novartis and its Affiliates) which such individual may receive from GW in the course of its employment/engagement by GW, to the extent required to support GW’s obligations under this Agreement;

(d)                                 GW has the right to grant to Novartis for the Territory the licenses under the GW Technology and GW Trademarks that it purports to grant hereunder;

(e)                                  GW has the right to use and disclose and to enable Novartis to use and disclose in the Territory (in each case under appropriate conditions of confidentiality) the Know-How within GW Technology free from Encumbrances in the Territory;

(f)                                   to the knowledge of GW, (i) there is no material reason why any of the GW Patents listed on Exhibit A which are granted are or might be invalid or unenforceable, and (ii) n respect of the pending patent applications included within the GW Patents listed on Exhibit A, GW has presented all relevant prior art of which it and the inventors are aware to the relevant patent examiners at the relevant patent offices in the Territory;

(g)                                  all application, registration, maintenance and renewal fees in respect of the GW Patents and GW Trademarks listed in Exhibit A have been paid and all necessary documents and certificates have been filed with the relevant agencies for the purpose of maintaining such GW Patents and GW Trademarks;

(h)                                 to the knowledge of GW, neither the registration, use or Commercialization of any Product in the Territory, nor the manufacture of any Product anywhere in the world where it is manufactured or anywhere in the Territory by or on behalf of GW at the Effective Date, infringes the Intellectual Property rights or misappropriates the Know-How of any Third Party;

(i)                                     other than with respect to Novartis’ AG’s SATIXEO trademark, GW has not initiated or been involved in any proceedings or claims in the Territory in which it alleges that any Third Party is or was infringing or misappropriating any GW Technology or GW Trademark, nor have any such proceedings been threatened by GW, nor does GW know of any valid basis for any such proceedings;

(j)                                    GW has taken all reasonable precautions to preserve the confidentiality of the GW Know-How;

(k)                                 GW has not granted any Third Party rights that would otherwise interfere or be inconsistent with Novartis’ rights hereunder, and there are no agreements or arrangements to which GW or any of its Affiliates is a party relating to the Products, GW Technology or GW Trademarks that would limit the rights granted to Novartis under this Agreement or that restrict or will result in a restriction on Novartis’ ability to register, use or Commercialize the Products in the Territory;

(l)                                     neither GW nor any of its Affiliate has committed any act which amounts to a material breach of any of GW’s obligations under any agreement under which it obtains rights to any of the GW Technology or any plant breeders rights or plant variety rights used in the growing or manufacture of any Product;

(m)                             GW owns and Controls the registration dossier for Sativex in the European Union and all data and other Know-How included therein;

(n)                                 Conditional on Novartis’ compliance with Section 2.1(f), GW has not granted a Third Party the right to make any formulation improvement to a Product or to develop a Product for new indications without GW retaining the right to (sub)license Novartis to use any such formulation improvement to a Product in the Territory or to Commercialize Product for new indication in the Territory;

(o)                                 conditional on Novartis’ compliance with Section 2.1(f), GW has the right to access, and to grant similar access to Novartis for use in the Territory, all data related to any Product which is generated by its licensees of Products outside the Territory;

(p)                                 GW has disclosed to Novartis all material information in its Control in response to any and all questions asked by Novartis during the due diligence investigations prior to the Effective Date.  The materials and information provided by GW to Novartis (whether prepared by GW or any Third Party) in response to any and all such questions asked by Novartis do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.  Notwithstanding anything to the contrary contained in this Agreement, GW has not failed to disclose to Novartis any fact or circumstance known to GW and relating to any of the GW Products that GW reasonably believes would be reasonably material to any reasonable distributor or licensee entering into this Agreement; and

(q)                                 None of the Otsuka Patents covers, or contains any basis to give rise to a granted right covering, Product (including Back up Product) for the treatment of (1) MS and/or Spasticity in MS; or (2) cancer pain.

12.3                        Covenants.

(a)                                 GW covenants and agrees that during the Term:

(i)                                     it will not grant any interest in the GW Technology or GW Trademarks which is inconsistent with the terms and conditions of this Agreement, nor shall GW assign its right, title or interest in or to the GW Technology or the GW Trademarks to any Third Party other than in accordance with Section 14.1;

(ii)                                  it will use all reasonable precautions to preserve the confidentiality of the Know-How within GW Technology;

(iii)                               it will not amend or modify the terms of any agreement under which it obtains rights to any of the GW Technology in a manner in which adversely affects the rights granted to Novartis under the GW Technology in the Territory without the prior written consent of Novartis;

(iv)                              GW and its Affiliates will comply with, perform and observe in all material respects all obligations under each agreement under which it obtains rights to any of the GW Technology licensed to Novartis hereunder, and will not commit any act or fail to perform any obligation which would amount to a default or event of default or which, with the giving of notice, the lapse of time or the happening of any other event or condition would become a default or event of default thereunder or give rise to any right to terminate any such agreement or any part thereof;

(v)                                 GW will continue to Control the registration dossiers for all Products in the European Union and all data and other Know-How included therein;

(vi)                              GW will not grant any Third Party (including any licensee of any Product outside the Territory) the right to make any improvement to any Product;

(vii)                           GW will continue to have the right to access, and to grant similar access to Novartis for use in the Territory, all data related to any Product which is generated by its licensees of Products outside the Territory;

(viii)                        all substantive materials to be provided by GW to Novartis (whether prepared by GW or any Third Party, other than any Regulatory Authority) pursuant to Section 6.1(e)(i) and (ii) will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(ix)                              if, at any time after execution of this Agreement, it becomes aware that it or any employee, agent or subcontractor of GW who participated, or is participating, in the performance of any activities hereunder is on, or is being added to the FDA Debarment List or any of the FDA clinical investigator enforcement lists (including the (1) Disqualified/Totally Restricted List, (2) Restricted List and (3) Adequate Assurances List), it will provide written notice of this to Novartis within two (2) Business Days of its becoming aware of this fact; and

(x)                                 it shall maintain insurance with respect to its activities and obligations under this Agreement in such amounts as are commercially reasonable in the industry for companies conducting similar business and shall require any of its Affiliates undertaking activities under this Agreement to do the same.

12.4                        No Other Warranties.  EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE 12 AND THE MANUFACTURING AND SUPPLY AGREEMENT, (A) NO REPRESENTATION, CONDITION OR WARRANTY WHATSOEVER IS MADE OR GIVEN BY OR ON BEHALF OF NOVARTIS OR GW UNDER THIS AGREEMENT; AND (B) ALL OTHER CONDITIONS AND WARRANTIES WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE ARE HEREBY EXPRESSLY EXCLUDED, INCLUDING ANY CONDITIONS AND WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.

13.                               INDEMNIFICATION; LIABILITY

13.1                        Indemnification by GW.  GW shall indemnify and hold Novartis, its Affiliates and sublicensees, and their respective officers, directors and employees (“Novartis Indemnitees”) harmless from and against any Claims against them to the extent arising or resulting from:

(a)                                 GW’s, or any of its Affiliates’, licensees’ or contractors’ actions in connection with either (i) the Development of the Products anywhere in the world, or (ii) the Commercialization of the Products outside the Territory;

(b)                                 the negligence or willful misconduct of GW or any of its Affiliates or licensees; or

(c)                                  the breach of any of the covenants, warranties or representations made by GW to Novartis under Article 12 of this Agreement; or

(d)                                 resulting from any allegation of a Third Party that either (i) the activities of Novartis, its Affiliates or Sublicensees under this Agreement with a Product in a particular country in the Territory; or (ii) the manufacture of Products by or on behalf of GW where it is actually manufactured or in the Territory, infringe any Patent Rights (in the form ultimately issued) issuing from patent application *** in the country in which such activity occurs;

(e)                                  resulting from any allegation of a Third Party that either (i) the activities of Novartis, its Affiliates or Sublicensees under this Agreement with a Product in a particular country in the Territory; or (ii) the manufacture of Products by or on behalf of GW where it is actually manufactured or in the Territory, infringe or misappropriate any Relevant Third Party Right for which GW has determined access (through a license or otherwise) is not required or to which GW has failed to obtain such access by license or otherwise such that the Relevant Third Party Right is Controlled by GW and included in the licenses granted to Novartis under Section 2.1;

provided, however, that GW shall not be obliged to so indemnify, defend and hold harmless the Novartis Indemnitees for any Claims for which Novartis has an obligation to indemnify GW Indemnitees pursuant to Section 13.2.

13.2                        Indemnification by Novartis.  Novartis shall indemnify and hold GW, its Affiliates, and their respective officers, directors and employees (“GW Indemnitees”) harmless from and against any Claims against them to the extent arising or resulting from:

(a)                                 Novartis’, or any of its Affiliates’, Sublicensees’ or Subcontractors’ actions in connection with (i) filing for, obtaining and/or maintaining Regulatory Approvals for Products in the Territory (ii) packaging and labeling and shipping of Product in the Territory and/or (iii) the Commercialization of the Products in the Territory

(b)                                 the negligence or willful misconduct of Novartis or any of its Affiliates or Sublicensees; or

(c)                                  the breach of any of the covenants, warranties or representations made by Novartis to GW under Article 12 of this Agreement;

provided, however, that Novartis shall not be obliged to so indemnify, defend and hold harmless the GW Indemnitees for any Claims for which GW has an obligation to indemnify Novartis Indemnitees pursuant to Section 13.1 or under the Manufacturing and Supply Agreement.

13.3                        Indemnification Procedure.

(a)                                 For the avoidance of doubt, all indemnification claims in respect of a Novartis Indemnitee or GW Indemnitee shall be made solely by Novartis or GW, respectively.

***                           Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

(b)                                 A Party seeking indemnification hereunder (“Indemnified Party”) shall notify the other Party (“Indemnifying Party”) in writing reasonably promptly after the assertion against the Indemnified Party of any Claim or fact in respect of which the Indemnified Party intends to base a claim for indemnification hereunder (“Indemnification Claim Notice”), but the failure or delay to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any obligation or liability that it may have to the Indemnified Party, except to the extent that the Indemnifying Party demonstrates that its ability to defend or resolve such Claim is adversely affected thereby.  The Indemnification Claim Notice shall contain a description of the claim and the nature and amount of the Claim (to the extent that the nature and amount of such Claim is known at such time).  Upon the request of the Indemnifying Party, the Indemnified Party shall furnish promptly to the Indemnifying Party copies of all correspondence, communications and official documents (including court documents) received or sent in respect of such Claim.

(c)                                  Subject to the provisions of sub-Sections (d) and (e) below, the Indemnifying Party shall have the right, upon written notice given to the Indemnified Party, within thirty (30) days after receipt of the Indemnification Claim Notice to assume the defense and handling of such Claim, at the Indemnifying Party’s sole expense, in which case the provisions of sub-Section (d) below shall govern.  The assumption of the defense of a Claim by the Indemnifying Party shall not be construed as acknowledgement that the Indemnifying Party is liable to indemnify any indemnitee in respect of the Claim, nor shall it constitute a waiver by the Indemnifying Party of any defenses it may assert against any Indemnified Party’s claim for indemnification.  In the event that it is ultimately decided that the Indemnifying Party is not obligated to indemnify or hold an Indemnitee harmless from and against the Claim, the Indemnified Party shall reimburse the Indemnifying Party for any and all costs and expenses (including attorneys’ fees and costs of suit) and any losses incurred by the Indemnifying Party in its defense of the Claim.  If the Indemnifying Party does not give written notice to the Indemnified Party, within thirty (30) days after receipt of the Indemnification Claim Notice, of the Indemnifying Party’s election to assume the defense and handling of such Claim, the provisions of sub-Section (e) below shall govern.

(d)                                 Upon assumption of the defense of a Claim by the Indemnifying Party:  (i) the Indemnifying Party shall have the right to and shall assume sole control and responsibility for dealing with the Claim; (ii) the Indemnifying Party may, at its own cost, appoint as counsel in connection with conducting the defense and handling of such Claim any law firm or counsel reasonably selected by the Indemnifying Party; (iii) the Indemnifying Party shall keep the Indemnified Party informed of the status of such Claim; and (iv) the Indemnifying Party shall have the right to settle the Claim on any terms the Indemnifying Party chooses; provided, however, that it shall not, without the prior written consent of the Indemnified Party, agree to a settlement of any Claim which could lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder or which admits any wrongdoing or responsibility for the claim on behalf of the Indemnified Party.  The Indemnified Party shall cooperate with the Indemnifying Party and shall be entitled to participate in, but not control, the defense of such Claim with its own counsel and at its own expense.  In particular, the Indemnified Party shall furnish such records, information and testimony, provide witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith.  Such cooperation shall include access during normal business hours by the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Claim, and making the Indemnified Party, the indemnitees and its and their employees and agents available on a mutually convenient basis to provide additional information and explanation of any records or information provided.

(e)                                  If the Indemnifying Party does not give written notice to the Indemnified Party as set forth in sub-Section (c) or fails to conduct the defense and handling of any Claim in good faith after having assumed such, the Indemnified Party may, at the Indemnifying Party’s expense, select counsel reasonably acceptable to the Indemnifying Party in connection with conducting the defense and handling of such Claim and defend or handle such Claim in such manner as it may deem appropriate.  In such event, the Indemnified Party shall keep the Indemnifying Party timely apprised of the status of such Claim and shall not settle such Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.  If the Indemnified Party defends or handles such Claim, the Indemnifying Party shall cooperate with the Indemnified Party, at the Indemnified Party’s request but at no expense to the Indemnified Party, and shall be entitled to participate in the defense and handling of such Claim with its own counsel and at its own expense.

13.4                        Mitigation of Loss.  Each Indemnified Party will take and will procure that its Affiliates take all such reasonable steps and action as are necessary or as the Indemnifying Party may reasonably require in order to mitigate any Claims (or potential losses or damages) under this Article 13.  Nothing in this Agreement shall or shall be deemed to relieve any Party of any common law or other duty to mitigate any losses incurred by it.

13.5                        Special, Indirect and Other Losses.  NEITHER PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE IN CONTRACT, TORT, NEGLIGENCE BREACH OF STATUTORY DUTY OR OTHERWISE FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OR LOSS OF PROFITS SUFFERED BY THE OTHER PARTY, EXCEPT TO THE EXTENT ANY SUCH DAMAGES ARE REQUIRED TO BE PAID TO A THIRD PARTY AS PART OF A CLAIM FOR WHICH A PARTY PROVIDES INDEMNIFICATION UNDER THIS ARTICLE 13.

13.6                        No Exclusion.  Neither Party excludes any liability for death or personal injury caused by its negligence or that of its employees, agents or subcontractors.

14.                               GENERAL PROVISIONS

14.1                        Assignment.  Neither Party may assign its rights and obligations under this Agreement without the other Party’s prior written consent, except that:

(a)                                 either Party may assign its rights and obligations under this Agreement or any part hereof to one or more of its Affiliates without the consent of the other Party, so long as such Affiliate is and remains an Affiliate.  If the assignee ceases to be an Affiliate of the assigning Party for any reason the assignee will reassign this Agreement to GW or Novartis, as applicable, upon ceasing to be an Affiliate; and

(b)                                 either Party may assign this Agreement in its entirety to an acquirer of all or substantially all of its business or assets to which this Agreement relates (meaning:  (i) with respect to Novartis, that this Agreement may only be assigned together with the personnel and infrastructure previously engaged directly in the Commercialization and filing for Regulatory Approval of Products in the Territory; and (ii) with respect to GW, that this Agreement may only be assigned together with both the GW Technology and GW Trademarks, all Product related license and/or collaboration agreements with licensees of the Products outside the Territory, and the personnel and infrastructure engaged directly in the Development and manufacture of the Products, and filing for Regulatory Approval of Products in the EU at the time of the assignment and on the condition that, at the time of the assignment, GW puts in place appropriate arrangements with any key personnel previously engaged directly in the Development and manufacture of the Products who are not being acquired by the Third Party to allow GW and Novartis to continue to access the Product related Know How and knowledge held by these persons; and

(c)                                  GW may assign this Agreement by way of security only when both (i) such security interest covers all of GW’s assets to which this Agreement relates (meaning that this Agreement may only be assigned by way of security where such security interest also covers the GW Technology, GW Trademarks, all Product related license and/or collaboration agreements with licensees of the Products outside the Territory, and the infrastructure engaged directly in the manufacture of the Products); and (ii) the assignee/security holder agrees that, in the event that it forecloses on, or otherwise exercises its security interest with respect to, any of the assets to which this Agreement relates, it will pending repayment of the sums due to the assignee/security holder use reasonable endeavours to ensure continuity of supply of the Product to Novartis;

and the assigning Party will provide the other Party with prompt written notice of any such assignment.  Any permitted assignee will assume all obligations of its assignor under this Agreement (or related to the assigned portion in case of a partial assignment).  Any attempted assignment in contravention of the foregoing will be void.  Subject to the terms of this Agreement, this Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

14.2                        Severability.  Should one or more of the provisions of this Agreement become void or unenforceable as a matter of law, then this Agreement will be construed as if such provision were not contained herein and the remainder of this Agreement will remain in full force and effect.  The Parties will use their commercially reasonable efforts to substitute for the invalid or unenforceable provision a valid and enforceable provision which conforms as nearly as possible with the original intent of the Parties.

14.3                        Governing Law and Jurisdiction.  This Agreement will be governed by and construed under the laws in effect in the State of New York, without giving effect to the conflicts of laws provision thereof.  The United Nations Convention on Contracts for the International Sale of Goods (1980) will not apply to the interpretation of this Agreement.

14.4                        Dispute Resolution.

(a)                                 In the event of a dispute under this Agreement, the Parties will refer the dispute to the Alliance Managers for discussion and resolution.  If the Alliance Managers are unable to resolve any such dispute within thirty (30) days of the dispute being referred to them, either Party may require that the Parties forward the matter to the Senior Officers (or designees with similar authority to resolve such dispute), who shall attempt in good faith to resolve such dispute.  If the Senior Officers cannot resolve such dispute within thirty (30) days of the matter being referred to them, either Party shall be free to initiate the arbitration proceedings outlined in sub-Section (b) below.

(b)                                 Any unresolved disputes between the Parties relating to, arising out of or in any way connected with this Agreement or any term or condition hereof, or the performance by either Party of its obligations hereunder, whether before or after termination of this Agreement, shall be resolved by final and binding arbitration.  Whenever a Party shall decide to institute arbitration proceedings, it shall give written notice to that effect to the other Party.  Arbitration shall be held in New York, New York, USA, according to the commercial rules of the International Chamber of Commerce (“ICC”).  The arbitration will be conducted by a panel of three arbitrators appointed in accordance with ICC rules; provided that each Party shall, within thirty (30) days after the institution of the arbitration proceedings, appoint an arbitrator, and such arbitrators shall together, within thirty (30) days, select a third arbitrator as the chairman of the arbitration panel.  Each arbitrator shall have significant experience in the pharmaceutical business.  If the two initial arbitrators are unable to select a third arbitrator within such thirty (30) day period, the third arbitrator shall be appointed in accordance with ICC rules.  Discovery shall be subject to all applicable privileges and other immunities under the U.S. Federal Rules of Civil Procedure and shall be limited to:  (i) the production of documents available in the ordinary course of business in accordance with the producing Party’s standard document retention policies within specified relevant categories from no more than ten (10) individual representatives of the producing Party who have been identified by the other Party in its document request; (ii) two (2) depositions per side; and (iii) ten (10) interrogatories per side.  The Parties shall request that the arbitrators render their opinion within thirty (30) days of the final arbitration hearing.  No arbitrator (nor the panel of arbitrators) shall have the power to award punitive damages under this Agreement and such award is expressly prohibited.  Decisions of the panel of arbitrators shall be final and binding on the Parties.  Judgment on the award so rendered may be entered in any court of competent jurisdiction.  The losing Party to the arbitration (if any) as determined by the arbitrators shall pay the costs of the arbitration.

14.5                        Force Majeure.  In the event that either Party is prevented from performing its obligations under this Agreement (other than the obligations to make any payments or of confidentiality) as a result of any contingency beyond its reasonable control that could not have been avoided by due care being taken by such non-performing Party (“Force Majeure”), including any actions of governmental authorities or agencies, war, hostilities between nations, civil commotions, riots, national industry strikes, lockouts, sabotage, shortages in supplies, energy shortages, fire, floods and acts of nature such as typhoons, hurricanes, earthquakes, or tsunamis, the Party so affected will not be responsible to the other Party for any delay or failure of performance of its obligations hereunder, for so long as Force Majeure prevents such performance.  In the event of Force Majeure, the Party immediately affected thereby will give prompt written notice to the other Party specifying the Force Majeure event complained of, and will use commercially reasonable efforts to resume performance of its obligations.  Notwithstanding the foregoing, if such a Force Majeure induced delay or failure of performance continues for a period of more than three (3) consecutive months, either Party may terminate this Agreement upon written notice to the other Party with the consequences of termination being:  (i) as set out in Section 11.1 if GW is the terminating Party; and (ii) as set out in Section 11.2 if Novartis is the terminating Party.

14.6                        Waivers and Amendments.  The failure of any Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement will not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party.  No waiver will be effective unless it has been given in writing and signed by the Party giving such waiver.  No provision of this Agreement may be amended or modified other than by a written document signed by authorized representatives of each Party.

14.7                        Relationship of the Parties.  Nothing contained in this Agreement will be deemed to constitute a partnership, joint venture, or legal entity of any type between Novartis and GW, or constitute one as the agent of the other.  Moreover, each Party agrees not to construe this Agreement, or any of the transactions contemplated hereby, as a partnership for any tax purposes.  each Party will act solely as an independent contractor, and nothing in this Agreement will be construed to give any Party the power or authority to act for, bind, or commit the other.

14.8                        Notices.  All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when:  (a) delivered by hand (with written confirmation of receipt); or (b) sent by facsimile (with provision for assurance of receipt in a manner typical with respect to communications of that type); or (c) when received by the addressee, if sent by an internationally recognized overnight delivery service, in each case to the appropriate addresses set forth below (or to such other addresses as a Party may designate by written notice):

If to GW:

GW Pharma Limited

Porton Down Science Park

Salisbury,

Wiltshire

SP4 OJQ

United Kingdom

Attention:  Managing Director

Fax number:  +44 1980 557111

If to Novartis:

Novartis Pharma AG

P.O. Box

CH - 4002 Basel

Switzerland

Attn:  Head, Business Development and Licensing

Fax:  +41-61-324-2511

with a copy to:

Novartis Pharma AG

P.O. Box

CH - 4002 Basel

Switzerland

Attn:  Head, Legal Department

Fax:  +41-61-324-7399.

14.9                        Further Assurances.  GW and Novartis hereby covenant and agree without the necessity of any further consideration, to execute, acknowledge and deliver any and all such other documents and take any such other action as may be reasonably necessary to carry out the intent and purposes of this Agreement.

14.10                 Compliance with Law.  Each Party will perform its obligations under this Agreement in accordance with all applicable Laws.  No Party will, or will be required to, undertake any activity under or in connection with this Agreement which violates, or which it believes, in good faith, may violate, any applicable law.

14.11                 No Third Party Beneficiary Rights.  The provisions of this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they will not be construed as conferring any rights to any Third Party (including any third party beneficiary rights).

14.12                 English Language.  This Agreement is written and executed in the English language.  Any translation into any other language will not be an official version of this Agreement and is solely for reference.  In the event of any conflict in interpretation between the English version and such translation, the English version will prevail.

14.13                 Expenses.  Except as otherwise expressly provided in this Agreement, each Party will pay the fees and expenses of its respective lawyers and other advisors and all other expenses and costs incurred by such Party incidental to the negotiation, preparation, execution and delivery of this Agreement.

14.14                 Entire Agreement.  This Agreement, together with its Exhibits, and the Manufacturing and Supply Agreement sets forth the entire agreement and understanding of the Parties as to the subject matter hereof and supersedes all proposals, oral or written, and all other prior communications between the Parties with respect to such subject matter.  In the event of any conflict between a substantive provision of this Agreement and any Exhibit hereto, the substantive provisions of this Agreement will prevail.  In the event of any conflict between a substantive provision of this Agreement and a substantive provision the Manufacturing and Supply Agreement, the substantive provisions of the Manufacturing and Supply Agreement will prevail with respect to any issues relating to Product manufacture and supply (including the price and payment terms) and the substantive provisions of this Agreement will prevail with respect to any other term.

14.15                 Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

14.16                 Foreign Corrupt Practices Act/Bribery Act.  Each Party hereby covenants and agrees that in connection with the Agreement, neither it nor any of its representatives, agents or Affiliates will make, promise or authorize, directly or indirectly, any payment or any gift or anything of value to any government officials, political candidates, political party or customer representatives (except such payments as are required by law and made to such officials or representatives in other than their individual capacities) which would constitute a violation of the U.S. Foreign Corrupt Practice Act of 1977, as amended, and the rules and regulations thereunder, the UK Bribery Act of 2010, as amended, and the rules and regulations thereunder or any other applicable anti-bribery or anti-corruption laws of any country or take any other action that would constitute a violation of any such laws.

14.17                 Cumulative Remedies.  No remedy referred to in this Agreement is intended to be exclusive, but each will be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Parties intending to be bound have caused this Agreement to be executed by their duly authorized representatives.

GW PHARMA LTD		NOVARTIS PHARMA AG

By:	/s/ Justin Gover	By:	/s/ ***

Name:	Justin Gover	Name:	***

Title:	Managing Director	Title:	Novartis Pharma AG, Head Partnering &
Emerging Businesses Forum 2.6.04
Date:	13/4/2011		4002 Basel

		Date:	8/4/2011

		By:	/s/ ***

		Name:	***

		Title:	Senior Legal Counsel

		Date:	8/4/2011

***         Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

EXHIBIT A

GW PATENTS AND GW TRADEMARKS

GW Patents

Invention	Country	Client Ref.	Application No.	Application Date	Grant No.	Grant Date	Status
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GW Trademarks

Trade Mark	Applicant	Country	Application No.	Application Date	Registration No.	Registration Date	Status	Classes
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License, assignment, distribution or other agreements relating to the GW Patents and GW Know-How in the Territory and all license, assignment, distribution, co-existence, prior rights or other agreements relating to the GW Trademarks in the Territory

Patent agreement between *** dated 25 August 2001, under which all rights in the GW Patent Rights in patent family P0002 were assigned to GW.

Co-existence agreement between Novartis AG and GW Pharma Ltd relating to the *** and *** trademarks dated 15 January 2007.

***         Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

EXHIBIT B

Sativex

Pharmaceutical Form

Oromucosal spray solution

Qualitative and Quantitative Composition

The solution contains:

THC BDS 27mg/ml and CBD BDS 25mg/m1

Excipients:

1.                                      Ethanol anhydrous

2.                                      Propylene glycol

3.                                      Peppermint oil

EXHIBIT C

Territory

Australia

Fiji

New Zealand

Part A — Africa Region

Algeria

Angola

Benin

Botswana

Burkina Faso

Burundi

Cameroon

Cape Verde

Central African Republic

Chad

Comoros

Congo, Democratic Republic Of The

Congo, Republic Of The

Cote D’lvoire

Djibouti

Egypt

Equatorial Guinea

Eritrea

Ethiopia

Gabon

Gambia, The

Ghana

Guinea

Guinea-Bissau

Kenya

Lesotho

Liberia

Libya

Madagascar

Malawi

Mali

Mauritania

Mauritius

Mayottte

Morocco

Mozambique

Namibia

Niger

Nigeria

Rwanda

Saint Helena, Ascension & Tristan Da Cunha

Sao Tome & Principe

Senegal

Seychelles

Sierra Leone

Somalia

South Africa

Sudan

Swaziland

Tanzania

Togo

Tunisia Uganda

Western Sahara

Zambia Zimbabwe

Part B — Asia Region

Afghanistan

Bangladesh

Bhutan

British Indian Ocean Territory

Brunei

Burma

Cambodia

India

Indonesia

Korea, North

Korea, South

Laos

Malaysia

Maldives

Nepal

Pakistan

Papua New Guinea

Paracel Islands

Phillippines

Singapore

Spratly Islands

Sri Lanka

Taiwan

Thailand

Timor-Leste

Vietnam

Part C — Middle East Region

Armenia

Azerbaijan

Bahrain

Belarus

Georgia

Kazakhstan

Kryrgyzstan

Iran

Iraq

Jordan

Kuwait

Lebanon

Oman

Mongolia

Qatar

Saudi Arabia

Syria

Tajikistan

United Arab Emirates

Turkmenistan

Uzbekistan

Yemen

EXHIBIT D

LATAM Region

Central America

Anguilla

Antigua & Barbuda

Aruba

Bahamas, The

Barbados

Belize

British Virgin Islands

Cayman Islands

Costa Rica

Cuba

Curacao

Dominica

Dominican Republic

El Salvador

Grenada

Guatemala

Haiti

Honduras

Jamaica

Montserrat

Navassa Island

Nicaragua

Panama

Saint Barthlemy

Saint Kitss & Nevis

Saint Lucia

Saint Martin

Saint Vincent & The Grenadines

Saint Maarten

Trinidad & Tobago

Turks & Caicos Islands

South America

Argentina

Bolivia

Brazil

Chile

Colombia

Ecuador

Falkland Islands (Islas Malvinas)

French Guiana (France)

Guyana

Paraguay

Peru

S. Georgia & S. Sandwich Islands

Suriname

Uruguay

Venezuela

North America

Bermuda

Mexico

EXHIBIT E

Form of Invoice

Sender’s Logo	INVOICE
INVOICE DATE:
Street	20
Town,Country	INVOICE NO.: XXXX
Phone and Fax Nr.

Bill To:	For:
[ ]	Product X Royalties 1st Quarter 2006
(or Milestone for event Y)

And via fax to no. [                          ]

DESCRIPTION [Please specify the event for which the invoice is due]	AMOUNT (USD)
Product X royalties January — March 20 calculated based on Novartis provided sales & royalty report (see attached worksheet)	US$	000,000.00

(Or milestone payment for event Y, according to paragraph XY of agreement ZZZZ dated )

Novartis Contract Code

Please remit by wire transfer within 60 days to:
Receiving Bank -
Swift Code -
ABA Number -
Credit Account -
Beneficiary -
TOTAL	US$	000,000.00

If you have any questions concerning this invoice, contact
or e-mail to
VAT -Reg.  No. Xxxxxxxxxx (if applicable)

EXHIBIT F

Key Manufacturing and Supply Terms

Key definitions

“Additional Services” shall mean the packaging and labelling of Sativex BDP to produce Finished Product in a presentation ready for sale in a particular country or group of countries in the Territory.

“Direct Manufacturing Costs” shall mean costs incurred by GW in the actual manufacturing of Sativex BDP, established on a regular, standard basis in accordance with Accounting Standards as consistently applied by GW, expressed on a per unit basis.  Direct Manufacturing Cost shall be calculated according to the principles of “open book” and include the following elements:

(i)                                     ***

;

(ii)                                  ***

(iii)                               ***

; and

(iv)          ***

.

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“Finished Product” shall mean Sativex BDP, packaged and labelled and ready for Commercialization in the Territory.

“Process” and “Processing” shall mean any and all operations, including packaging for shipment, carried out by or on behalf of GW in the preparation, testing and release of the Sativex BDP.

“Sativex BDP” shall mean fully formulated, vialed Sativex product comprised of BDS and excipients filled into nude (unlabelled) 10m1 vials ready to be packaged and labelled, as further described in Exhibit B to the Distribution and License Agreement.

1.                                      Duration

1.1                               The term of the Distribution and License Agreement, subject to early termination for unremedied material breach or insolvency.

2.                                      Forecasting and ordering

2.1                               Sativex BDP will be ordered by Novartis against a rolling forecast, with details of firm order periods and other related matters to be contained in the Manufacturing and Supply Agreement.

2.2                               In addition, Novartis will have the ability to request GW to provide Additional Services from time to time.  The fee for providing Additional Services will be agreed on a case by case basis.

3.                                      GW’s Responsibilities

3.1                               To establish capacity to Process sufficient Sativex BDP so as to meet Novartis’s requirements for the Territory.

3.2                               To have obtained and maintained such approvals as may be required to operate the necessary manufacturing facilities for the purpose of the manufacture of batches of Product in accordance with applicable Laws and regulatory requirements.

3.3                               A quality agreement will be executed along with the Manufacturing and Supply Agreement.

4.                                      Delivery:

4.1                               GW shall Deliver the Product FCA Kent Science Park or such other location as agreed from time to time.  Novartis will bear export duties and taxes.

5.                                      Warranties

5.1                               GW to represent and warrant that (i) it shall manufacture, store and deliver the Product in compliance with applicable GMPs, applicable Laws, the quality agreement, and master batch records and/or any other procedures agreed upon by the Parties in writing, (ii) at the time of delivery, the Product will conform to the Specifications.

6.                                      Price

6.1                               Price.

(a)                                 ***

(b)                                 ***:

(i)                                     ***; and

(ii)                                  ***.

(c)                                  ***.

(d)                                 ***:

(i)                                     ***; and

(ii)                                  ***,

***.

(e)                                  ***

.

(f)                                   ***.

6.2                               ***.

(b)                                 ***.

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ANNEX 1

Inflation Adjustment of the Direct Manufacturing Cost Cap

	Inflation (initial baseline at Effective Date set to 100%)	Yearly inflation by end of year	New baseline set to 100% as soon 2% cap as been reached	Coverage by GW	Coverage by Novartis
Year 1
Year 2
Year 3
Year 4
Year 5
Year 6
Year 7
Year 8
Year 9
Year 10
Year 11

Note: Figures in table are illustrative only

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ANNEX 2

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Figures in table are illustrative only and stated in US dollars.  Actual figures will be stated in UK Pounds.

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